      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1999

                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                        TUMBLEWEED SOFTWARE CORPORATION
             (Exact name of Registrant as specified in its charter)

             CALIFORNIA                               7389                               94-3183329
  (State or Other Jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   Incorporation or Organization)         Classification Code Number)              Identification Number)

                           --------------------------

                                 2010 BROADWAY
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 369-6790
               (Address, Including Zip Code, and Telephone Number
       Including Area Code, of Registrant's Principal Executive Offices)

                           --------------------------

                                JEFFREY C. SMITH
                        TUMBLEWEED SOFTWARE CORPORATION
                                 2010 BROADWAY
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 369-6790
            (Name, Address, Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)

                           --------------------------

                                   COPIES TO:

                GREGORY C. SMITH, ESQ.                                 STEVEN M. SPURLOCK, ESQ.
               MELANIE D. VINSON, ESQ.                                 WILLIAM A. HOLMES, ESQ.
       SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                  GUNDERSON DETTMER STOUGH VILLENEUVE
           525 UNIVERSITY AVENUE, SUITE 220                           FRANKLIN & HACHIGIAN, LLP
             PALO ALTO, CALIFORNIA 94301                                155 CONSTITUTION DRIVE
                    (650) 470-4500                                       MENLO PARK, CA 94025
                                                                            (650) 321-2400

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM
                              TITLE OF EACH CLASS OF                                AGGREGATE OFFERING      AMOUNT OF
                           SECURITIES TO BE REGISTERED                                   PRICE(1)        REGISTRATION FEE
Common stock, par value $0.001 per share..........................................     $65,000,000           $18,070

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 28, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                           Shares

                                     [LOGO]

                        Tumbleweed Software Corporation

                                  Common Stock
                                  -----------

    Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be
between $     and $     per share. We intend to apply to list the shares on The
Nasdaq Stock Market's National Market under the symbol "TMWD."

    The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

    Investing in our common stock involves risks. See "Risk Factors" on page 7.

                                                                                Underwriting
                                                             Price to           Discounts and         Proceeds to
                                                              Public             Commissions          Tumbleweed
                                                        -------------------  -------------------  -------------------
Per Share.............................................           $                    $                    $
Total.................................................  $                    $                    $

    Delivery of the shares of common stock will be made on or about
            , 1999.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                                     Hambrecht & Quist

                           ING Baring Furman Selz LLC

                The date of this prospectus is           , 1999.

Tumbleweed provides secure online communication services that enable customers to move critical business interactions online.

[Cover design to include a graphical representation of communication moving from paper-based processes to electronic interaction.]

                 TUMBLEWEED - THE KEY TO SECURE COMMUNICATIONS

                                 --------------

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
PROSPECTUS SUMMARY................     4

RISK FACTORS......................     7

USE OF PROCEEDS...................    21

DIVIDEND POLICY...................    21

CAPITALIZATION....................    22

DILUTION..........................    23

SELECTED CONSOLIDATED FINANCIAL
  DATA............................    24

MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.......    25

BUSINESS..........................    33

                                    PAGE
                                    ----

MANAGEMENT........................    47

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS....................    57

PRINCIPAL STOCKHOLDERS............    59

DESCRIPTION OF CAPITAL STOCK......    61

SHARES ELIGIBLE FOR FUTURE SALE...    63

UNDERWRITING......................    64

NOTICE TO CANADIAN RESIDENTS......    66

LEGAL MATTERS.....................    67

EXPERTS...........................    67

AVAILABLE INFORMATION.............    67

INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS......................   F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

                        TUMBLEWEED SOFTWARE CORPORATION

    Tumbleweed is a leading provider of secure Internet communication services for businesses worldwide. We have developed the Tumbleweed Integrated Messaging Exchange, or Tumbleweed IME, a comprehensive software and services solution that combines the personal, proactive nature of e-mail with the ease of use of the Web. Tumbleweed IME offers the key attributes of secure physical delivery, e-mail and Web messaging in a comprehensive, Internet-based system. Our solution enables corporations to leverage their existing investments in e-mail and Web systems in order to shift their historically paper-based communications to more convenient and cost-effective online alternatives.

    Businesses increasingly seek to use e-mail as a means to communicate with each other and with their customers. International Data Corporation estimates that the number of e-mail messages sent per day in the U.S. will grow from approximately 2.1 billion in 1998 to 7.9 billion in 2002. In evaluating Internet-based solutions to take the place of traditional paper-based interactions, corporations are demanding the security, reliability and trackability that they have come to expect from physical delivery services. The online alternatives that provide these advanced features exist, but require dedicated proprietary networks and desktop software, rendering the transition to online delivery complex and expensive.

    Built on open standards, Tumbleweed IME utilizes public networks to provide a more efficient and cost-effective means for businesses to effect secure communications over the Internet. Tumbleweed IME enables our customers and service providers to offer high-value business-to-business and business-to-consumer communications. Using our products and services, service provider customers like United Parcel Service, the U.S. Postal Service, Pitney Bowes, and Nippon Telegraph and Telephone Corporation are able to provide their end-user customers with these communication services on an outsourced basis for which we have agreed to share ongoing transaction-based revenue. For example, the United Parcel Service Document Exchange, powered by Tumbleweed, provides secure Internet communication for end-user customers such as Hewlett-Packard, Sears, Roebuck & Co. and the New York State Department of Transportation. In selected strategic markets such as the financial services, banking and pharmaceutical industries, we also offer solutions directly to enterprise customers that require secure online communication services with their employees, suppliers, partners and customers. Examples of these customers include the Chase Manhattan Bank, the European Commission -- Joint Research Council and Thomson Financial Services.

    Tumbleweed IME offers customers the following benefits:

    - a complete range of services;

    - comprehensive technology;

    - multi-level security;

    - universal access;

    - end-to-end trackability;

    - automated delivery;

    - personalized communication; and

    - a scalable architecture.

    Our objective is to be the leading provider of secure online communication services. Key elements of our strategy include:

    - establish Tumbleweed IME as the leading application platform for secure online communication services;

    - cultivate a channel of key service providers;

    - establish Tumbleweed IME as the international standard for secure online communication;

    - establish Tumbleweed IME in strategic industry markets;

    - expand into accounts after first securing business-critical applications;

    - create recurring, transaction-based revenue streams; and

    - provide comprehensive professional services.

                                  THE OFFERING

Common stock offered...........................................  shares

Common stock to be outstanding after the offering..............  shares

Use of proceeds................................................  We expect to use the net proceeds of this offering for working capital and other general
                                                                 corporate purposes. In addition, we may use a
                                                                 portion of the net proceeds to acquire
                                                                 complementary products, technologies, or
                                                                 businesses. See "Use of Proceeds."

Proposed Nasdaq National Market symbol.........................  "TMWD"

Dividend policy................................................  We intend to retain all future earnings to fund the development and growth of our business.
                                                                 Therefore, we do not anticipate paying cash
                                                                 dividends on our common stock in the foreseeable
                                                                 future. See "Dividend Policy."

Risk factors...................................................  This offering involves a high degree of risk.
                                                                 See "Risk Factors" beginning on page 7 for a
                                                                 discussion of factors you should consider before
                                                                 deciding to invest in shares of our common
                                                                 stock.

    The common stock to be outstanding after the offering is based on shares outstanding as of March 31, 1999. The shares outstanding exclude:

    - 2,226,963 shares of common stock issuable as of May 28, 1999 upon the exercise of outstanding stock options (at a weighted average exercise price of $.58 per share) issued under our 1993 stock option plan;

    - 500,000 shares of common stock reserved for issuance under our employee stock purchase plan;

    - 4,624,484 shares of common stock reserved for issuance as of May 28, 1999 under our stock incentive plans; and

    - 20,973 shares of common stock issuable upon the exercise of a warrant dated November 30, 1998 that will remain outstanding after this offering at an exercise price of $3.58 per share.

                            ------------------------

    EXCEPT AS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS ASSUMES THE
FOLLOWING:

    - THE REINCORPORATION OF TUMBLEWEED INTO DELAWARE BEFORE THE CONSUMMATION OF THIS OFFERING, AND A CHANGE IN THE PAR VALUE FOR THE COMMON STOCK FROM NO PAR VALUE TO $0.001 PER SHARE;

    - THE CONVERSION OF ALL OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK INTO SHARES OF COMMON STOCK UPON THE CONSUMMATION OF THIS OFFERING;

    - THE EXERCISE OF WARRANTS DATED DECEMBER 19, 1997 AND MAY 13, 1999,
      RESPECTIVELY, TO PURCHASE            AND           SHARES OF COMMON STOCK,
      RESPECTIVELY, UPON THE CONSUMMATION OF THIS OFFERING ON A CASHLESS BASIS
      AT AN ASSUMED INITIAL PUBLIC OFFERING PRICE OF $      PER SHARE; AND

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                THREE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER
                                                                                 31,                MARCH 31,
                                                                         --------------------  --------------------
                                                                           1997       1998       1998       1999
                                                                         ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
Revenue................................................................  $     729  $   2,015  $     450  $     693
Total cost of revenue..................................................        108        931        162        274
Total operating expenses...............................................      5,231      7,150      1,813      2,216
Operating loss.........................................................     (4,610)    (6,066)    (1,525)    (1,797)
Net loss...............................................................     (4,445)    (5,917)    (1,444)    (1,799)
Net loss per share
    Basic and diluted..................................................  $   (1.33) $   (1.56) $   (0.40) $   (0.44)
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------
    Weighted average shares............................................      3,331      3,797      3,628      4,092
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

                                                                                                 MARCH 31, 1999
                                                                                            ------------------------
                                                                                                         PRO FORMA
                                                                                             ACTUAL     AS ADJUSTED
                                                                                            ---------  -------------
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents.................................................................  $  13,823    $
Total assets..............................................................................     15,651
Long-term obligations, excluding current installments.....................................        405
Total stockholders' equity................................................................     13,823

The above balance sheet data is shown on a pro forma as adjusted basis to give effect to:

    - the conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the consummation of this offering;

    - the exercise of warrants dated December 19, 1997 and May 13, 1999, to
      purchase            and           shares of common stock, respectively,
      upon the consummation of this offering on a cashless basis at an assumed
      initial public offering price of $     per share; and

    - the sale of the            shares of common stock by Tumbleweed in this
      offering at an assumed initial public offering price of $    per share and
      after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

                                 --------------

    OUR PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 2010 BROADWAY, REDWOOD CITY, CALIFORNIA 94063, AND OUR TELEPHONE NUMBER IS (650) 369-6790. OUR WORLD WIDE WEB SITE IS WWW.TUMBLEWEED.COM. THE INFORMATION ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS DOCUMENT.

    IN THIS PROSPECTUS, THE TERMS "TUMBLEWEED SOFTWARE CORPORATION," "TUMBLEWEED," "WE," "US," AND "OUR" REFER TO TUMBLEWEED SOFTWARE CORPORATION AND ITS SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES, AND "COMMON STOCK" REFERS TO OUR COMMON STOCK, $0.001 PAR VALUE PER SHARE. SEE "DESCRIPTION OF CAPITAL STOCK."

    TUMBLEWEED-REGISTERED TRADEMARK- IS OUR REGISTERED TRADEMARK. WE HAVE APPLIED FOR FEDERAL REGISTRATION OF OUR TRADEMARKS POSTA AND IME. OUR TRADEMARK IME DESIGNATES OUR PRODUCTS THAT PREVIOUSLY WERE KNOWN AS POSTA. WE INTEND TO CONTINUE USING OUR POSTA TRADEMARK IN JAPAN. THIS PROSPECTUS ALSO CONTAINS THE TRADEMARKS AND SERVICE MARKS OF THIRD PARTIES.

                                  RISK FACTORS

    ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS COULD ALSO IMPAIR OUR BUSINESS OR PROSPECTS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU ALSO SHOULD CONSIDER CAREFULLY THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO PURCHASE SHARES OF OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS:

WE ARE IN AN EARLY STAGE OF DEVELOPMENT AND HAVE A HISTORY OF LOSSES

    Tumbleweed was organized in July 1993 and has only a limited operating history upon which an evaluation can be based. We began developing Tumbleweed IME in December 1995, and we launched Tumbleweed IME in July 1997. Before December 1995, we were engaged in activities related to a technology that was sold to Novell, Inc. Accordingly, Tumbleweed's prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered by companies in an early stage of development, particularly companies engaged in new and rapidly evolving markets like secure online communication services. We incurred net losses of $4.4 million and $5.9 million in the years ended December 31, 1997 and 1998, respectively, as well as a net loss of $1.8 million in the three months ended March 31, 1999. As of March 31, 1999, we had incurred cumulative net losses of $13.0 million. See "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE ANTICIPATE CONTINUED LOSSES

    We believe that our success will depend in large part upon, among other things, our ability to generate sufficient revenue to achieve profitability and to effectively maintain existing relationships and develop new relationships with customers and strategic partners. Accordingly, we intend to expend significant financial and management resources on product development, sales and marketing, strategic relationships and technology, and operating infrastructure. As a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future. Our revenues may not increase, and we may not achieve or maintain profitability. In view of our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS

    As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to accurately forecast our revenue or expenses. Our success is dependent upon our ability to enter into and maintain strategic relationships with customers and to develop and maintain volume usage of our products by our customers and their end-users. Our revenue has fluctuated and our quarterly operating results will continue to fluctuate based on the timing of the execution of new customer licenses in a given quarter. Our license revenue is comprised entirely of initial license and distribution fees. As a result, we will be required to regularly and increasingly sign additional customers with substantial initial license fees on a timely basis to realize comparable or increased license revenue. Our service revenue historically has been comprised almost entirely of implementation and consulting fees and support and maintenance fees, as actual transaction-based revenue to date has been minimal. As a result, we will be required to increase our services revenue in the short term through implementation and consulting work and contractual transaction minimums and in the longer term through the increased transaction volume with the use of our services. Unless and until we have developed a significant and recurring transaction-based revenue stream from communications that are sent with our services, our revenue will continue to fluctuate significantly. Accordingly, we may be unable to recognize quarterly or annual revenue consistent with our historical operating results or expectations. In addition, sales to a limited number of customers have constituted a majority of our revenues in any given quarter. In particular, five customers comprised approximately 93% of our revenue in the three months ended March 31, 1999 and three customers comprised approximately 91% of our revenue in 1998. Therefore, the deferral or cancellation of an agreement, or a decision not to move from a pilot or preliminary phase into final production by any existing or anticipated customer could harm our operating results for a quarter or annual period.

    We have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter for other reasons, including, but not limited to:

    - the timing of licensing transactions to new and existing customers;

    - fluctuations in the minimum transaction commitments made and the transaction volumes effected by our customers and their end-users;

    - disruptions in software purchases associated with Year 2000 concerns;

    - our ability to attract and retain customers and maintain their satisfaction with our products and services;

    - the degree of market acceptance of Tumbleweed IME as a solution for secure online communication services;

    - the length of time required to deploy and implement Tumbleweed IME by our customers;

    - our ability to upgrade, develop and maintain our systems and infrastructure;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure, including the expansion of our international operations;

    - the announcement or introduction of new or enhanced services and products by us or our competitors;

    - risks associated with international operations, including currency fluctuations, government regulations and seasonality;

    - our ability to recruit new personnel in a timely and effective manner;

    - our pricing policies and those of our competitors;

    - delays in the development and introduction of products and services;

    - pending litigation; and

    - general economic and market conditions and conditions specific to our industry.

    As a result of these factors, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our business and operating results. Moreover, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we would expect to experience an immediate and significant decline in the trading price of our stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FAILURE TO MAINTAIN OR EXPAND RELATIONSHIPS WITH CUSTOMERS COULD HARM OUR
  BUSINESS

    Service provider customers use or intend to use our products for the communication of third-party documents and data. To date, we have generated most of our revenue from contracts with a very limited number of these customers, including the United Parcel Service, International Postal Corporation, Pitney Bowes and Nippon Telegraph and Telephone Corporation, and we expect that a small number of these customers will continue to account for a majority of our revenue for the foreseeable future. Our contracts with our service provider customers are non-exclusive. Therefore, these customers could elect to offer competing secure online communication services to their customers through our existing or future competitors. The service provider customers also may compete with our secure online communication services through their traditional physical delivery channels. In any event, these customers may not effectively promote the use of Tumbleweed IME to their end-users for the preceding reasons and otherwise, which could limit adoption of our services and the recognition of associated revenue.

    Enterprise customers, by contrast, use or intend to use Tumbleweed IME for internal purposes or for distribution of internally generated communications to their customers. We expect that our enterprise customers will be an increasingly important source of our future revenue. A key aspect of our strategy is to access target markets prior to adoption of alternative online distribution solutions by the larger participants in these markets. The failure to secure key relationships with new enterprise customers in targeted markets could limit or effectively preclude our entry into these target markets, which would harm our business and prospects. The loss of one or more of our enterprise or service provider customers, the failure to obtain additional customers on a timely basis, or a reduction in revenue associated with the existing or proposed customers would harm our business and prospects.

    Some of our customers are currently in a pilot or preliminary stage of implementing Tumbleweed IME and may encounter delays or other problems in the introduction of our services. For example, a complaint was recently filed with the Postal Rate Commission alleging that the U.S. Postal Service's offering of the Tumbleweed IME-based service PostECS (Electronic Courier Service) is subject to regulation by the Postal Rate Commission. On May 3, 1999, the Postal Rate Commission issued an order determining that it has jurisdiction over the implementation of PostECS and is initiating formal proceedings to consider the complaint. This order could result in, among other things, a delay of the launch of our service by the U.S. Postal Service or an election not to proceed with the product launch. We cannot predict when any customer that is currently in a pilot or preliminary phase will implement broader use of our services, and a decision not to do so or a delay in implementation could harm our businesses and prospects.

WE DEPEND ON AN EVOLVING MARKET FOR SECURE ONLINE COMMUNICATION SERVICES AND
  RAPID MARKET ACCEPTANCE OF OUR PRODUCTS

    The market for our products and services is new and evolving rapidly. Our success will be dependent upon the adoption and use by current and potential customers and their end-users of secure online communication services and acceptance of our technology as the standard for providing these services. While we believe that there are substantial economic and timing benefits of our products and services relative to traditional express mail delivery or e-mail, adoption and use of our products and services will involve changes in the manner in which businesses have traditionally exchanged information. In addition, sales and marketing of our products and services is to a large extent under the control of our customers, which, in some cases, have little experience with products, services and technology like those offered by us. Our ability to influence usage of our products and services by customers and end-users is limited. To date, the usage of Tumbleweed IME by the end-users of our service provider customers has been limited. We have spent, and intend to continue to spend, considerable resources educating potential customers and their end-users about the value of our products and services. It is difficult to assess, or to predict with any assurance, the present and future size of the potential market for our products and services, or its growth rate, if any, and we cannot predict whether our products and services will achieve any market acceptance. Our ability to achieve our goals is also dependent upon rapid market acceptance of future enhancements of our products. Any enhancement that is not favorably received by customers and end-users may not be profitable and, furthermore, could damage our reputation or brand name. If the market for our products and services fails to develop and grow, or if our products and services do not gain broad market acceptance, our business and prospects will be harmed.

THE TRADITIONAL AND INTERNET DELIVERY SERVICES INDUSTRIES ARE HIGHLY
  COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

    Broadly speaking, Tumbleweed IME is an alternative to traditional mail and courier document delivery services, such as those offered by Federal Express Corporation, United Parcel Service or the U.S. Postal Service. Our solution is also an alternative to general purpose e-mail applications and services. As such, we compete with these options. In the more narrow area of secure online communication services, our direct competition comes from other small, early stage, secure online communication services providers, some of which have products that are intended to compete directly with our products. Examples of these companies include Differential Inc., e-Parcel, LLC, NetDox, Inc., PostX Corporation and The docSpace Company Inc. In addition, companies with which we do not presently directly compete may become competitors in the future, either through the expansion of our products and services or through their product development in the area of secure online communication services. These companies could include America Online, Inc./Netscape Communications Corporation, Critical Path Inc., International Business Machines Corporation/Lotus Development Corporation, Microsoft Corporation and VeriSign, Inc.

    The market for secure online communication services is new and rapidly evolving and is highly competitive. The level of competition is likely to increase as current competitors improve their offerings and as new participants enter the market. We may not be able to compete successfully against current and future competitors, and the competitive pressures we face could harm our business and prospects. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, sales, marketing, technical and other resources than Tumbleweed and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to enter into these strategic or commercial relationships on more favorable terms. Additionally, these competitors have research and development capabilities that may allow them to develop new or improved products that may compete with product lines we market and distribute. New technologies and the expansion of existing technologies also may increase competitive pressures on us. Increased competition may result in reduced operating margins as well as loss of market share and brand recognition. This could result in decreased usage of our products.

WE HAVE A LENGTHY SALES AND IMPLEMENTATION CYCLE WHICH COULD HARM OUR BUSINESS

    The process of licensing our products and services to new customers is lengthy. Our customers must evaluate our technology and integrate our products and services into the products and services they provide. In addition, our customers may need to adopt a comprehensive sales, marketing and training program in order to effectively implement Tumbleweed IME. Finally, we must coordinate with our customers using our product for third-party communications in order to assist end-users in the adoption of our products in order to generate usage fees. For these and other reasons, the cycle associated with establishing licenses in order to generate initial license fees and implementation of our products in order to generate material transaction-based services revenue can be lengthy and subject to a number of significant delays over which we have little or no control. The inability to license our services to new customers on a timely basis or delays by our existing and proposed customers and their end-users in the implementation and adoption of our services could limit revenue and harm our business and prospects.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY

    We regard our patents, copyrights and similar intellectual property as critical to our success, and we rely on patent and copyright law and agreements with our employees, customers, partners and others to protect our proprietary rights. We are also pursuing new patents and the registration of selected key trademarks and service marks in the United States and internationally. Despite these precautions, we may not be able to obtain the protection we seek on commercially reasonable terms, if at all, and it may be possible for unauthorized third parties to copy selected portions of our products or obtain and use information that we regard as proprietary. In addition, competing companies could independently develop similar technology. Some end-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of some jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our attempts to protect our proprietary rights in the United States or abroad may not be adequate. In particular, we are currently engaged in litigation to enforce our intellectual property rights, which may not be successful and will result in substantial expenditures of resources to pursue. See "Business--Legal Proceedings."

    The status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We have filed eight utility patents and one design patent with the U.S. Patent and Trademark Office and may seek other patents in the future. To date, a utility patent relating to our fundamental web-based delivery method has been issued, as well as a design patent relating to the user interface of our products. We have also filed nine patents in foreign jurisdictions. Our patent applications ultimately may not be issued with the scope of the claims we are seeking, if at all. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed by third parties that relate to our products and services.

    We could face a claim of infringement by third parties with respect to our current or future products or services. We may increasingly be subject to claims of intellectual property infringement as the number of our competitors grows and the functionality of their products and services increasingly overlap with ours. Any of these claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or license agreements. A successful claim of product infringement against us could harm our business and prospects.

OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO MANAGE GROWTH

    Although we may be unable to expand our operations in the future, our business model contemplates a period of sustained and rapid operational growth. Our plan for additional customer licenses and product and service introductions and enhancements has placed, and will continue to place, a significant strain on our personnel, systems and resources, including our personnel. To manage further growth of our operations and personnel, we must:

    - improve existing operations and implement new operations;

    - maintain and enhance our customer service; and

    - expand, train and manage our growing employee base.

    Furthermore, our management will be required to maintain and expand its relationships with our customers and other third parties necessary to our business. Our current and planned systems and personnel levels may not be adequate to support our future operations. Moreover, management may not be able to hire, train, retain, motivate and manage required personnel or successfully identify, manage and exploit existing and potential market opportunities. If we are unable to manage growth effectively, our business and prospects could be harmed.

EXPANSION INTO INTERNATIONAL MARKETS MAY BE DIFFICULT OR UNPROFITABLE

    We have recently begun to invest significant financial and managerial resources to expand our sales and marketing operations in international markets and have opened sales offices in Japan and the United Kingdom. A key component of our long-term strategy is to further expand into international markets, and we must continue to devote substantial resources to our international operations in order to succeed in these markets. We have limited experience in international operations and may not be able to compete effectively in international markets. In this regard, we face risks inherent in conducting business internationally, such as:

    - unexpected changes in regulatory requirements applicable to the Internet or our business;

    - the imposition of or changes in export restrictions, tariffs and other trade barriers;

    - challenges in staffing and managing foreign operations;

    - seasonal reductions in business activity;

    - employment laws and practices in foreign countries;

    - longer payment cycles and problems in collecting accounts receivable;

    - problems caused by the conversion of various European currencies into a single currency, the Euro;

    - differing technology standards;

    - reduced protection for intellectual property rights in certain countries;

    - political instability or economic downturns;

    - the imposition of currency exchange controls; and

    - potentially adverse tax consequences.

    In addition, our expansion into international markets will increasingly subject us to risks associated with fluctuations in currency exchange rates. In particular, our contract with Hikari Tsushin is denominated in Japanese yen, and in the future, an increasing number of our contracts may be denominated in currencies other than U.S. dollars. We do not presently engage in hedging or similar transactions to protect us from currency fluctuations. Any of the foregoing risks of conducting business internationally could harm our international operations and, consequently, our business and prospects.

WE ARE DEPENDENT ON TECHNOLOGIES PROVIDED BY THIRD PARTIES

    We have developed Tumbleweed IME partially based on selected technologies developed by third parties that we have licensed under non-exclusive agreements. In particular, our ability to provide data security is critical to our success. For certain security algorithms, we use proven industry standard technology licensed in perpetuity from RSA Data Security, Inc. We in turn focus our effort on applying these fundamental algorithms as part of an overall messaging solution, and offer today several levels of security which can fit the needs of a broad range of customers. In addition, we license Adobe Acrobat technology from Adobe Systems Incorporated, which we use as the basis for creating files in Adobe's portable document format, under a renewable agreement that expires in April 2000. Our existing agreements may be terminated by the other parties to these contracts, or may not be renewed on favorable terms. In addition, we may not be able to license new technologies on favorable terms, if at all. The inability to obtain new contractual relationships or maintain existing relationships could increase our cost of revenue, delay product development, damage our relationships with our customers and divert our resources, which could harm our business and prospects.

WE MUST PROVIDE ADEQUATE SUPPORT SERVICES FOR TUMBLEWEED IME IN ORDER TO SUCCEED

    Our professional services organization assists our customers in implementing Tumbleweed IME through software installation, integration with existing customer systems, customization and training. Tumbleweed IME must be integrated with existing hardware and complex software products of our customers or other third parties, and our customers may not have significant experience with the implementation of products similar to ours. If the professional services organization does not adequately assess customer requirements or address technical problems, customers may seek to discontinue their relationships with Tumbleweed or may realize lower transaction volume than they could have otherwise achieved. In addition, the provision of customization and integration services is an increasingly important aspect of Tumbleweed's strategy, as we believe this will strengthen our relationship with customers and create barriers to entry for our competitors. Therefore, our business and future prospects significantly depend on the strength of our professional services organization.

OUR COMPUTER SYSTEMS AND OPERATIONS MAY BE VULNERABLE TO INTERRUPTION

    Our success depends on the confidence of our customers and their end-users in our ability to securely transmit confidential information over the Internet. Any failure to provide secure online communication services could harm our business and reputation. Our products rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to achieve secure transmission of confidential information. Despite our focus on Internet security, we may not be able to stop unauthorized attempts, deliberate or accidental, to gain access to or disrupt the transmission of communications by our customers or their end-users. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms used by our products to protect data contained in customer databases and information being transferred. Despite the implementation of data center and network security measures by our customers and other third parties, their servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and confirm the receipt of information. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in Tumbleweed's, our customers' or their end-users' operations through the introduction of known or undetected errors, or "bugs," viruses or by other means. Although we generally limit warranties and liabilities relating to security in our customer contracts, our customers or their end-users may seek to hold us liable for any losses suffered as a result of unauthorized access to their communications for which we may not have adequate insurance. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or a significant risk of loss. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate the problems they cause. Moreover, concerns over the security of transactions conducted on the Internet and commercial online services may also deter future customers and their end-users from using our products and could cause current customers to cease using Tumbleweed IME as a means of providing secure online communication services. Our security measures may not be sufficient to prevent security breaches, and failure to prevent security breaches could harm our reputation, business and prospects.

PRODUCT DESIGN LIMITATIONS OR DEFICIENCIES MAY BE DIFFICULT TO RESOLVE AND COULD
  HARM OUR BUSINESS

    Our revenue depends on the number of customers who use Tumbleweed IME to provide secure online communication services. Accordingly, the satisfactory design, performance, and reliability of our products and products licensed from third parties is critical to our business, and any significant product design limitations or deficiencies could have an adverse effect on our business. To date, the features and functionalities reflected in our products and services have been based on our internal design efforts and on feedback from a limited number of customers and potential customers. This limited feedback may not have resulted in an adequate assessment of customer requirements, and currently specified features and functionality of our products and services may not satisfy current or future customer demands. Furthermore, even if we identify the feature set required by customers in our market, we may not be able to design and implement products and services incorporating features in a timely and efficient manner, if at all. In addition, software products as complex as those offered by Tumbleweed (which incorporate products from third parties) often contain bugs or performance problems. Serious defects are frequently found during the period immediately following introduction of new products or enhancements to existing products. Although we attempt to resolve all software errors that we believe would be considered serious by our customers, our products (and the products incorporated from third parties) are not error-free. Undetected errors or performance problems may be discovered in the future, and known errors which we consider minor may be considered serious by our customers.

    Difficulties in product design, performance and reliability could result in lost revenue or delays in customer acceptance and would be detrimental to our market reputation. If our internal quality assurance testing and customer beta-testing reveals performance issues and/or desirable feature enhancements, we could postpone the release of updates or enhancements to our current products or delay the development and release of other future products, enhancements to our currently available products or improvements in our services. We may not be able to successfully complete the development of planned or future products in a timely manner or to adequately address product defects, which could harm our business and prospects. In addition, product defects may expose us to product liability claims, for which we may not have sufficient product liability insurance. A successful suit against us could harm our business and financial condition.

WE FACE A RISK OF SYSTEM FAILURE, AND A DISASTER COULD SEVERELY DAMAGE OUR
  OPERATIONS

    The ability of our customers to provide Tumbleweed IME-based services depends on the efficient and uninterrupted operation of the computer and communications hardware and the software and Internet network systems that they maintain. In addition, an increasing number of our customers require Tumbleweed to provide computer and communications hardware, software and Internet networking systems to them as an outsourced data center service. We typically contract with an independent third party to provide these data center services to these customers. Data centers often provide for redundant hardware and software systems and duplexed disk arrays, and perform regular backups of database and file system content. All data centers, whether hosted by us, our customers, or by an independent third party, are vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure, or other similar events. Although our ability to manage the effects of system failures which occur in computer hardware, software and network systems is limited, the occurrences of these failures could harm our reputation, business and prospects.

WE DEPEND ON KEY MANAGEMENT PERSONNEL AND MUST CONTINUE TO ATTRACT AND RETAIN
  HIGHLY SKILLED EMPLOYEES

    We are substantially dependent on the continued services and performance of our senior management and other key personnel. The loss of the services of any of our executive officers or other key employees, particularly Tumbleweed's co-founders, Jeffrey C. Smith and Jean-Christophe D. Bandini, could significantly delay or prevent the achievement of our development and strategic objectives. We do not have long-term employment agreements with any of our key personnel, and their employment is at will. The loss of services of any of our senior management or other key personnel would significantly harm our business and prospects.

    We also must continue to identify, recruit, hire, train, retain and motivate other highly skilled technical, managerial, editorial, marketing and customer service personnel. Competition for these personnel is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting a sufficient number of qualified software developers, and we may not be able to retain these developers. The failure to recruit and retain necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could harm our business and our ability to obtain new customers and develop new products.

POTENTIAL YEAR 2000 PROBLEMS AND PURCHASING PATTERNS COULD HARM OUR BUSINESS AND
  REDUCE SALES

    Many currently installed computer systems and software products are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish between 20th century dates and 21st century dates. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Accordingly, our customers, potential customers, and end-users may need to upgrade their computer systems and software products to comply with applicable "Year 2000" requirements.

    To date, we have completed our preliminary assessment of all internal systems and equipment that could be significantly affected by the Year 2000. Based on our Year 2000 assessment program, we believe that the portions of our computer systems that we developed are Year 2000 compliant. Our computer systems also use third-party equipment and software which may not be Year 2000 compliant. We are currently assessing the third-party equipment and software for Year 2000 compliance. Based on our assessment to date, we also believe that the current versions of our software products and services are Year 2000 compliant. However, our products and services are integrated into the systems of our customers involving sophisticated hardware and complex software products, which may not be Year 2000 compliant. We are not aware of customers with a Year 2000 issue that would materially impact our results of operations, liquidity, or capital resources. However, we have no means of ensuring that our customers and their end-users will be Year 2000 ready. Moreover, Year 2000 readiness among international customers and in international operations may be relatively more problematic as fewer resources may have been devoted to addressing these issues in other countries. The failure of our computer systems or the computer systems of our customers or Internet service providers could cause us to incur significant expenses to remedy problems, could reduce our revenue or could otherwise damage our business.

    We have not incurred significant costs to date complying with Year 2000 requirements. We expect that our future costs to ensure compliance with Year 2000 concerns will not be significant. If we discover significant Year 2000 errors or defects, we could incur substantial costs and our operations could be seriously disrupted. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect us. We could be subject to litigation due to computer systems or product failure, including as a result of equipment shutdown or failure to properly date business records.

    In addition, we believe that purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may reduce funds available to purchase software products and services similar to those that we offer. To the extent that Year 2000 issues cause significant delay in, or cancellation of, decisions to purchase our products or services, our business and prospects would suffer. We cannot reasonably estimate at this time the amount of potential liability and lost revenue that could result from Year 2000 issues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

OUR CUSTOMERS MAY NOT IMPLEMENT OUR TECHNOLOGY

    Our customers are not required to, and may not, implement Tumbleweed IME at any time in the future, and we could have little warning of this election. In any event, we could be required to reach an accommodation with our customers with respect to any possible contractual provision in order to obtain additional business and maintain our customer relationships. Any termination, decrease in usage or custom development services or election not to renew a contract by our principal customers would harm our business and prospects.

OUR BUSINESS IS SUBJECT TO CONTINUOUS TECHNOLOGICAL CHANGE AND OUR FUTURE
  SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE CHANGING NEEDS OF OUR INDUSTRY

    The secure online communication services industry is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing services, proprietary technology and systems obsolete. The emerging nature of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. We are dependent, in part, on our ability to enhance our existing services, to develop new services and technologies that address the increasingly sophisticated and varied needs of our current and prospective customers and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of proprietary technology entails significant technical and business risks and requires substantial expenditures and lead-time. We may not be able to utilize new technologies effectively or adapt our products to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt or respond in a timely manner to changing market conditions or customer requirements, our business and prospects could be harmed.

WE MUST ESTABLISH, MAINTAIN AND STRENGTHEN OUR BRAND

    To be successful, we believe that we must establish and strengthen recognition of the Tumbleweed brand as the standard for providing secure online communication services. We must succeed in our marketing efforts, provide high-quality services and increase our user base, including through our strategic relationships with key customers, in order to build our brand awareness. These efforts have required significant expenditures to date, and we believe that these efforts will require substantial commitments of resources in the future as our brand becomes increasingly important to our overall strategy. If existing or potential customers and their end-users do not perceive our services to be of high quality, or reject our new products and services, the value of our brand would be diluted. If we are unable to establish, maintain and strengthen our brand, our business and prospects could be harmed.

OUR BUSINESS WILL BE HARMED IF WE CANNOT MEET OUR FUTURE CAPITAL NEEDS

    We will require substantial working capital to fund our business and achieve our goals. We have experienced negative cash flow from operations and we expect to continue to experience significant negative cash flow from operations for the foreseeable future. We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next 12 months. However, our capital requirements depend upon several factors, including:

    - the rate of market acceptance of our products and services, including transaction volume;

    - our ability to expand our customer base;

    - our level of expenditures; and

    - the cost of service and technology upgrades.

    If we seek additional funding to meet our requirements, this funding may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to curtail significantly or defer one or more of our operating goals or programs. If we raise additional funds through the issuance of equity securities, the issuance could result in substantial dilution to existing shareholders and these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional funds through the issuance of debt securities, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock, and the terms of these debt securities could impose restrictions on our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATED TO OUR INDUSTRY:

OUR FUTURE GROWTH DEPENDS ON THE CONTINUED GROWTH IN USE AND EFFICIENT OPERATION
  OF THE INTERNET

    The success of our products and services will depend on the development and maintenance of Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of complementary products such as high speed modems, for providing reliable Internet access and services. Because the online exchange of information is new and evolving, it is difficult to predict whether the Internet will prove to be a viable platform for secure online communication services in the long term. The Internet has experienced, and is expected to continue to experience, significant growth in the numbers of users and amount of traffic. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, the Internet infrastructure may not continue to be able to support the demands placed on it by this continued growth, and the performance or reliability of the Internet may be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face similar outages and delays in the future. These outages and delays could adversely affect the level of Internet usage and also the level of utilization of our products and services. The infrastructure or complementary products or services necessary to make the Internet viable for the long term may not be adequately developed, and even if they are developed, the Internet may not become a viable platform for secure online communication services. In addition, critical issues concerning the commercial use and governmental regulation of the Internet (including security, cost, ease of use and access, intellectual property ownership and other legal liability issues) remain unresolved and could have a material adverse effect on both the growth of the Internet and our business.

ADDITIONAL GOVERNMENT REGULATION RELATING TO THE INTERNET MAY INCREASE OUR COSTS
  OF DOING BUSINESS OR REQUIRE CHANGES IN OUR BUSINESS MODEL

    We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to companies utilizing the Internet. Although there are currently few laws and regulations directly applicable to the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues like user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The adoption of any additional laws or regulations could decrease the demand for our products and services and increase our cost of doing business, or otherwise harm our business or prospects.

    Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues like property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could harm our ability to conduct business and our operating results.

    Exports of software products utilizing encryption technology are generally restricted by the U.S. and various foreign governments. All cryptographic products require export licenses from certain U.S. government agencies. Although we have obtained approval to export Tumbleweed IME Desktop 1.5, Tumbleweed IME Desktop 2, Tumbleweed IME Server 2 and versions of Tumbleweed IME Desktop 3.1 and Tumbleweed IME Server 3.1, and we are not exporting other products and services that are subject to export control under U.S. law, the list of products and countries for which export approval is required, and the related regulatory policies, could be revised, and we may not be able to obtain necessary approval for the export of future products. Our inability to obtain required approvals under these regulations could limit our ability to make international sales. Furthermore, our competitors may also seek to obtain approvals to export products that could increase the amount of competition we face.

    In addition, certain local telephone carriers have asserted that the increasing popularity and use of the Internet has burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If these access fees were imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet, which could in turn decrease demand for our services or increase our cost of doing business.

WE MAY HAVE LIABILITY FOR INTERNET CONTENT

    As a provider of Internet communication products and services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted online. We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. Furthermore, certain foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. Other countries, such as China, regulate or prohibit the transport of telephony data in their territories. Failure to comply with regulations in a particular jurisdiction could result in fines or criminal penalties or the termination of our service in one or more jurisdictions. Moreover, the increased attention focused on liability issues as a result of lawsuits and legislative proposals could impact the growth of Internet use. Although we carry general liability insurance, our insurance may not cover claims of these types, or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could be costly and could require us to implement measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue selected service or product offerings.

INTERNET SECURITY CONCERNS COULD DETER FUTURE USE OF OUR PRODUCTS AND SERVICES

    Concern about the transmission of confidential information over the Internet has been a significant barrier to e-commerce and communications. Any well-publicized compromise of security could deter more people from using the Internet or from using it to conduct transactions that involve the transmission of confidential information. Due to the nature of our products and devices, our business and operating results could be materially and adversely affected if Internet users significantly reduce their use of the Internet because of security concerns. We may also incur significant costs to protect ourselves against the threat of security breaches or to alleviate problems caused by these breaches.

RISKS RELATED TO THIS OFFERING:

FUTURE SALES OF COMMON STOCK COULD DEPRESS OUR STOCK PRICE

    We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will depress the market price for our common stock or our ability to raise capital by offering equity securities. Sales of substantial amounts of common stock, or the perception that these sales could occur, may depress prevailing market prices for the common stock.

    After this offering, approximately          shares of common stock will be
outstanding. All of the shares sold in this offering will be freely tradeable except for any shares purchased by affiliates of Tumbleweed. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market as follows:

DATE OF AVAILABILITY FOR SALE                                                                    NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
At various times prior to February    , 2000...................................................
February    , 2000 (180 days after the offering date)..........................................
At various times thereafter upon expiration of applicable holding periods......................

    Credit Suisse First Boston may release all or a portion of the shares subject to this lockup agreement at any time without notice. See "Underwriting" and "Shares Eligible for Future Sale."

INTERNET RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY
  DEPRESS OUR STOCK PRICE

    We cannot predict the extent to which investor interest in Tumbleweed will lead to the development of a trading market or how liquid that market might become. Before this offering, there has been no public market for our common stock. We intend to list the common stock on the Nasdaq National Market. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. You may not be able to resell your shares at or above the initial public offering price. See "Underwriting."

    In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. The institution of this type of litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could harm our business and prospects.

OUR STOCK OWNERSHIP WILL CONTINUE TO BE CONCENTRATED IN THE HANDS OF MANAGEMENT
  AND EXISTING STOCKHOLDERS

    Upon completion of this offering, our present directors, executive officers
and principal stockholders as a group will beneficially own approximately      %
of the outstanding common stock (     % if the underwriters' over-allotment
option is exercised). Accordingly, if all or particular stockholders were to act together, they would be able to exercise significant influence over or control the election of our board of directors, the management and policies of our company and the outcome of particular corporate transactions or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD
  DISCOURAGE OR PREVENT AN ACQUISITION OF OUR COMPANY

    Provisions of the certificate of incorporation and bylaws that we intend to adopt before the closing of this offering may inhibit changes of control that are not approved by our board of directors. These include provisions classifying our board of directors, prohibiting stockholder action by written consent and requiring advance notice for nomination of directors and stockholders' proposals. In addition, as a Delaware corporation, we will be subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless specified conditions are satisfied. In addition, our certificate of incorporation will allow our board of directors to issue, without further stockholder approval, preferred stock that could have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock also could effectively limit the voting power of the holders of our common stock. The provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, may have the effect of discouraging or preventing an acquisition, or disposition of, our business. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AND SHOULD NOT BE RELIED
  UPON

    Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things,

    - implementing our business strategy;

    - attracting and retaining customers;

    - obtaining and expanding market acceptance of the products and services we offer;

    - forecasts of Internet usage and the size and growth of relevant markets;

    - rapid technological changes in our industry and relevant markets; and

    - competition in our market.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update them or to explain the reasons why actual results may differ.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds from the sale of shares of our
common stock in this offering of approximately $    million ($   million if the
underwriters exercise their over-allotment option in full), based upon an
assumed offering price of $      per share and after deducting estimated
underwriting discounts and commissions and estimated offering expenses. The principal purposes of this offering are to obtain additional capital and to create a public market for our common stock. We expect to use the net proceeds from this offering for working capital and other general corporate purposes. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies, or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions.

    We will have significant discretion in the use of the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending use of the net proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing, investment-grade obligations.

                                DIVIDEND POLICY

    We declared a substantial dividend in connection with the sale of our prior technology in March of 1994. However, we presently anticipate that we will retain any future earnings to finance the development and expansion of our business and provide working capital. Therefore, we do not anticipate any cash dividends on our common stock for the foreseeable future. The terms of our existing credit facility prohibit the payment of dividends in specified circumstances.

                                 CAPITALIZATION

    The following table indicates, as of March 31, 1999 our actual capitalization, our pro forma capitalization assuming the conversion of outstanding shares of our convertible preferred stock into common stock and the exercise of warrants dated December 19, 1997 and May 13, 1999 to purchase
       and       shares of common stock, respectively, upon the consummation of this offering on a cashless basis at an assumed initial public offering price of
$      per share, and our pro forma capitalization as adjusted after giving effect to the sale of shares of common stock offered by us in this offering at the assumed initial public offering price and the application of the estimated net proceeds from this offering. This information should be read in conjunction with our Consolidated Financial Statements and the related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                                     MARCH 31, 1999
                                                                       -------------------------------------------
                                                                                                       PRO FORMA
                                                                          ACTUAL        PRO FORMA     AS ADJUSTED
                                                                       -------------  -------------  -------------
                                                                                     (IN THOUSANDS)
Long-term obligations, excluding current installments................  $         405  $         405  $         405
Stockholders' equity:
  Convertible preferred stock, 29,000,000 shares authorized,
    11,199,816 shares issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma
    and pro forma as adjusted........................................             11             --             --
  Common stock, 43,000,000 shares authorized, 4,256,241 shares issued and outstanding, actual; 100,000,000 shares authorized, pro forma
    and pro forma as adjusted;          shares issued and
    outstanding, pro forma;            shares issued and outstanding,
    pro forma as adjusted............................................              4             15
  Additional paid-in capital.........................................         29,050         29,050
  Deferred compensation..............................................         (2,257)        (2,257)        (2,257)
  Accumulated other comprehensive income.............................              2              2              2
  Accumulated deficit................................................        (12,987)       (12,987)       (12,987)
                                                                       -------------  -------------  -------------
    Total stockholders' equity.......................................         13,823         13,823
                                                                       -------------  -------------  -------------
      Total capitalization...........................................  $      14,228  $      14,228  $
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    The shares of common stock outstanding in the actual, pro forma and pro forma as adjusted columns exclude:

    - 2,226,963 shares of common stock issuable as of May 28, 1999 upon the exercise of outstanding stock options (at a weighted average exercise price of $.58 per share) issued under our 1993 stock option plan;

    - 500,000 shares of common stock reserved for issuance under our employee stock purchase plan;

    - 4,624,484 shares of common stock reserved for issuance as of May 28, 1999 under our stock incentive plans; and

    - 20,973 shares of common stock issuable upon the exercise of a warrant dated as of November 30, 1998 that will remain outstanding after this offering at an exercise price of $3.58 per share.

                                    DILUTION

    The pro forma net tangible book value of Tumbleweed as of March 31, 1999 was
approximately $           , or $     per share of common stock. The table below
contains additional information concerning dilution to new investors. Pro forma net tangible book value per share represents the amount of total tangible assets
less total liabilities, divided by            , the number of shares of common
stock treated as outstanding on a pro forma basis after giving effect to the conversion of all outstanding shares of convertible preferred stock and the exercise of a warrant dated December 19, 1997 and May 13, 1999 to purchase
           and            shares, respectively, of common stock on a cashless
basis at an assumed public offering price of $     per share. After giving
effect to the sale by Tumbleweed of the shares of common stock offered in this offering at the assumed public offering price, Tumbleweed's pro forma net
tangible book value at March 31, 1999 would have been $     , or $     per
share. This represents an immediate increase in net pro forma tangible book
value to existing stockholders of $     per share and an immediate dilution of
$      per share to new investors. The following table illustrates the per share dilution:

Assumed initial public offering price per share:...........................             $
                                                                                        ---------
  Pro forma net tangible book value per share before this offering as of
    March 31, 1999.........................................................  $
                                                                             ---------
  Increase per share attributable to new investors.........................
                                                                             ---------
Pro forma net tangible book value per share after this offering............
                                                                                        ---------
Dilution per share to new investors........................................             $
                                                                                        ---------
                                                                                        ---------

    The following table summarizes on a pro forma basis (after giving effect to the conversion of all outstanding shares of convertible preferred stock and the
exercise of a warrant dated December 31, 1997 to purchase            shares of
common stock on a cashless basis at an assumed public offering price of $ per share) the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, in each case based upon the number of shares of common stock outstanding as of March 31, 1999.

                                                            SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                        -------------------------  --------------------------     PRICE
                                                           NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                                        ------------  -----------  -------------  -----------  -----------
Existing stockholders.................................    15,496,057            %  $  27,786,517            %   $    1.79

New investors.........................................
                                                        ------------       -----   -------------       -----        -----
  Total...............................................                     100.0%  $                   100.0%   $
                                                        ------------       -----   -------------       -----        -----
                                                        ------------       -----   -------------       -----        -----

    Except as noted above, the foregoing discussions and tables assume no exercise of any stock options or warrants outstanding at March 31, 1999. As of May 28, 1999, there were options outstanding to purchase 2,226,963 shares of common stock at a weighted average exercise price of $.58 and a warrant dated November 30, 1998 to purchase 20,973 shares of preferred stock with an exercise price of $3.58 per share. To the extent that any of these options or this warrant is exercised, there will be further dilution to the new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our Consolidated Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statements of operations data for each of the years in the three-year period ended December 31, 1998 and the balance sheet data at December 31, 1997 and 1998, are derived from our consolidated financial statements that have been audited by KPMG LLP, independent accountants, included elsewhere in this prospectus. The statements of operations data for the year ended December 31, 1995 and the balance sheet data at December 31, 1995 and 1996, are derived from our audited financial statements that are not included in this prospectus. The statements of operations data for the three months ended March 31, 1998 and 1999, and the balance sheet data at March 31, 1999, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The statements of operations data for the year ended December 31, 1994 and the balance sheet data at December 31, 1994 are derived from our unaudited financial statements that are not included in this prospectus. We launched Tumbleweed IME in July 1997; before this time, all of our revenue was related to a technology that was sold in March of 1994 and ongoing services related to that technology.

                                                                                                               THREE MONTHS
                                                               FISCAL YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                    -----------------------------------------------------  --------------------
                                                      1994       1995       1996       1997       1998       1998       1999
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  License.........................................  $   3,203  $     411  $     261  $     359  $     885  $     304  $     518
  Services........................................        375        407        336        250        910        146        175
  Sale of technology..............................         --         --         --        120        220         --         --
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenue.................................      3,578        818        597        729      2,015        450        693
Cost of revenue:
  License cost....................................         --         30         15         63        194         41         46
  Services cost...................................        211        202        124         45        737        121        228
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total cost of revenue.........................        211        232        139        108        931        162        274
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit......................................      3,367        586        458        621      1,084        288        419
Operating expenses:
  Research and development........................         70        169        634      1,846      2,021        457        819
  Sales and marketing.............................        309        256        649      2,593      4,049      1,081      1,055
  General and administrative......................        181        184        372        792      1,080        275        274
  Stock compensation..............................         --         --         --         --         --         --         68
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses......................        560        609      1,655      5,231      7,150      1,813      2,216
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)...........................      2,807        (23)    (1,197)    (4,610)    (6,066)    (1,525)    (1,797)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Other income (expense), net.......................        (43)         7         41        165        149         81         (2)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).................................  $   2,764  $     (16) $  (1,156) $  (4,445) $  (5,917) $  (1,444) $  (1,799)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per share--basic and diluted.............                        $   (0.32) $   (1.33) $   (1.56) $   (0.40) $   (0.44)
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------
Weighted average--basic and diluted...............                            3,598      3,331      3,797      3,628      4,092
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------

                                                                                     DECEMBER 31,
                                                                 -----------------------------------------------------   MARCH 31,
                                                                   1994       1995       1996       1997       1998        1999
                                                                 ---------  ---------  ---------  ---------  ---------  -----------
                                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................................  $     101  $      81  $   2,670  $   6,310  $     698   $  13,823
Total assets...................................................        119        206      2,939      7,115      1,725      15,651
Long-term obligations, excluding current installments..........         --         --         --         --        369         405
Total stockholders' equity.....................................         91        141      2,652      6,270        501      13,823

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THAT APPEAR ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR PLANS, ESTIMATES AND BELIEFS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY IN "RISK FACTORS."

COMPANY OVERVIEW

    Tumbleweed is a leading provider of Internet-based systems that enable businesses to conduct secure online communications using e-mail and the Web. We began developing our Tumbleweed technology in December of 1995 and we launched Tumbleweed IME in July of 1997. We incurred net losses of $4.4 million and $5.9 million in the years ended December 31, 1997 and 1998, respectively, as well as a net loss of $1.8 million in the three months ended March 31, 1999. As of March 31, 1999, we had incurred cumulative net losses of $13.0 million.

    Our revenue is comprised of license fees and services fees. License revenue is comprised of initial license fees and the sale of distribution rights. License revenue typically is recognized upon customer acceptance of the software. Revenue from the sale of distribution rights is recognized upon the execution of a distribution agreement. Our services revenue is comprised of transaction-based fees, implementation and consulting fees, and support and maintenance fees. Transaction fees are based on the volume of transactions by our customers, and the related revenue is recognized based on payment schedules and transaction reports from our customers. A number of our contracts include minimum transaction volume requirements. In these cases, the minimum guaranteed revenue is recognized when fees are due and payable during those months where transaction volume does not exceed the designated minimums. To date, transaction revenue has comprised a small portion of our total revenue. Service fees are paid to us for implementation and consulting work. Implementation and consulting work relates to co-branding products, integrating our products with those of our customers, and feature enhancement. Revenue from implementation and consulting work is recognized as the services are performed. Support and maintenance fees are paid for ongoing customer support as well as for the right to receive future updates and upgrades to our products during the term of the maintenance agreement. Revenue from support and maintenance is recognized ratably over the period the support is provided.

    Our revenue is concentrated among a few customers. As license fees continue to comprise a substantial portion of our revenues, the principal revenue-generating customers are likely to vary on a quarterly basis. However, we anticipate that the principal revenue-generating customers as a group will continue to comprise a significant portion of revenues. Five customers comprised approximately 93% of our revenue in the three months ended March 31, 1999 and three customers comprised approximately 91% of our revenue in 1998. See Note 9 to Consolidated Financial Statements. While the number of our customers has increased over time, we anticipate that our revenue will remain concentrated among a few customers for the foreseeable future.

    A substantial portion of our revenue relates to international customers or operations. We are increasingly becoming dependent upon these customers. Most of our contracts are denominated in U.S. dollars. However, our contract with Hikari Tsushin is denominated in Japanese yen, and, in the future, an increasing number of contracts may be denominated in foreign currencies. We currently do not have hedging or similar arrangements to protect us against foreign currency fluctuations. Therefore, we increasingly may be subject to currency fluctuations, which could harm our operating results in future periods.

    Development costs incurred in the research and development of new technology and enhancements to existing technology are expensed as incurred until technological feasibility in the form of a working model has been established. To date, capitalized costs for our software development have not been material.

    During the quarter ended March 31, 1999, we recorded aggregate deferred stock compensation of $2.3 million in connection with the grant of certain stock options which were granted at exercise prices less than the deemed fair value on the grant date. We also expect to record additional deferred compensation expense in the second quarter of 1999 to reflect additional option grants at exercise prices less than the deemed fair value of common stock on the grant date. The stock compensation expense is being amortized on an accelerated basis over the vesting period of the options, which is generally four years. Of the total deferred compensation expense, $68,000 was amortized in the first quarter of 1999. See Note 6 of the Notes to Consolidated Financial Statements.

    Our future net income and cash flow will be affected by our ability to apply net operating losses for federal tax reporting purposes against taxable income in future periods due to a cumulative change in ownership arising from the sale of stock in this and prior offerings.

    In March of 1994, we sold a technology known as Envoy to Novell, Inc. pursuant to an asset transfer, and we thereafter effected a substantial distribution to our stockholders. In connection with this sale, we retained the rights to derivative payments from various agreements that were acquired by Novell, Inc. for specified periods of time. We did so in order to fund the initial development of Tumbleweed IME. Virtually all of our revenue recognized before June of 1997, which marked the initial launch of Tumbleweed IME, was derived from these agreements. We ceased recognizing revenue under these agreements in the first quarter of 1997, and we do not anticipate recognizing any additional revenue under these agreements in the future. As a result, revenue recognized for periods before June of 1997 is not indicative of our operating results in subsequent periods. In addition, in 1997 and 1998, we recognized revenue pursuant to a sale of ancillary technology to a third party. We do not anticipate recognizing revenue from similar sales in the future.

RECENT DEVELOPMENTS

    During the months of February and May of 1999, Tumbleweed completed private placements that raised approximately $20.0 million of new capital. The primary investors in these private placements were Hikari Tsushin and United Parcel Service. All of our existing institutional investors participated as well. Shortly thereafter, Hikari Tsushin also executed a license agreement with us.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 AND 1998

    REVENUE. Total revenue, which is comprised of license revenue and services revenue, increased 54.0% to $693,000 in the three months ended March 31, 1999 from $450,000 in the three months ended March 31, 1998. License revenue increased 70.4% to $518,000 in the three months ended March 31, 1999 from $304,000 in the three months ended March 31, 1998. The majority of the license revenue for the three months ended March 31, 1999 was derived from initial license and distribution fees arising from the agreement with Hikari Tsushin. Services revenue increased 19.9% to $175,000 in the three months ended March 31, 1999 from $146,000 in the three months ended March 31, 1998 due to an increase in contract engineering work by our professional services organization.

    COST OF REVENUE. Cost of revenue is comprised of license cost and services cost. License cost is primarily comprised of royalties paid to third parties for software licensed by us for inclusion in our products. Services cost is comprised primarily of personnel and overhead cost related to customer support and custom development projects. Total cost of revenue increased 69.1% to $274,000 in the three months ended March 31, 1999 from $162,000 in the three months ended March 31, 1998. License cost increased by 12.2% to $46,000 in the three months ended March 31, 1999 from $41,000 in the three months ended March 31, 1998 corresponding to increased license revenues. Services cost increased by 88.4% to $228,000 in the three months ended March 31, 1999 from $121,000 in the three months ended March 31, 1998, primarily due to increased personnel costs to support new projects.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses are comprised of engineering and related costs associated with the development of Tumbleweed IME, quality assurance and testing. Research and development expenses increased 79.2% to $819,000 in the three months ended March 31, 1999 from $457,000 in the three months ended March 31, 1998. The increase was primarily due to increased staffing. We expect that our research and development expenses will increase in absolute dollars in future periods.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses are comprised of salaries, commissions, travel expenses and costs associated with trade shows, advertising and other marketing efforts. Sales and marketing expenses remained stable at approximately $1.1 million in the three months ended March 31, 1999 and 1998. Increases in our sales personnel costs during this and prior periods were largely offset by decreases in our marketing program costs. Marketing programs costs declined due to a decreased marketing emphasis on end-users and an increased focus on marketing to customers and the realization of co-promotion opportunities with these customers. We expect that our sales and marketing expenses will increase in absolute dollars in future periods.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of personnel and support costs for our finance, human resources, information systems and other administration departments as well as professional fees. General and administrative expenses remained stable at approximately $275,000 and $274,000 in the three months ended March 31, 1999 and 1998, respectively. We expect that our general and administrative expenses will increase substantially in absolute dollars in future periods. We expect that the increase in part will be due to the costs associated with operating as a public company and due to pending litigation against The docSpace Company, Inc. involving our claims of patent infringement. See "Legal Proceedings."

YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUE. Total revenue increased 176.4% to $2.0 million in 1998 from $729,000 in 1997. Approximately one-half of the revenue in 1997 was derived from prior agreements relating to our technology that was sold. See "--Company Overview." License revenue increased 146.5% to $885,000 in 1998 from $359,000 in 1997 due to increases in initial license fees from customers. Services revenue increased 264.0% to $910,000 in 1998 from $250,000 in 1997 due to increases in custom development work performed for our customers. We have recognized revenue from Tumbleweed IME commencing with its launch in July 1997. Our first full year of recognizing revenue from Tumbleweed IME was 1998.

    COST OF REVENUE. Cost of revenue increased 762.0% to $931,000 in 1998 from $108,000 in 1997. License cost increased 207.9% to $194,000 in 1998 from $63,000 in 1997 due to increased royalty costs associated with the addition of licensed technology from third parties and costs which correspond to increases in license revenue. Services cost increased to $737,000 in 1998 from $45,000 in 1997 due to increased personnel costs to support new projects.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 9.5% to $2.0 million in 1998 from $1.8 million in 1997. The increase was primarily due to increased staffing.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 56.2% to $4.0 million in 1998 from $2.6 million in 1997. The increase was primarily due to increased staffing as well as increased spending on marketing programs.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 36.4% to $1.1 million in 1998 from $792,000 in 1997. The increase was primarily due to increased personnel and professional fees.

YEARS ENDED DECEMBER 31, 1997 AND 1996

    REVENUE. Total revenue increased 22.1% to $729,000 in 1997 from $597,000 in 1996. The increase was primarily due to the introduction of Tumbleweed IME and the realization of related services revenue. A majority of the revenue in 1997 and all of the revenue in 1996 was derived from prior agreements relating to our technology that was sold. See "--Company Overview." We have recognized revenue from Tumbleweed IME commencing with its launch in June of 1997. During 1997, we offered Tumbleweed IME directly to end-users, and, as a result, revenue from customers was minimal.

    COST OF REVENUE. Cost of revenue decreased 22.3% to $108,000 in 1997 from $139,000 in 1996. Cost of revenue decreased in part due to the termination of the revenue that was being recognized from our technology that was sold.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 191.2% to $1.8 million in 1997 from $634,000 in 1996. The increase was primarily due to increased staffing to support the further development and introduction of Tumbleweed IME.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 299.5% to $2.6 million in 1997 from $649,000 in 1996. The increase was primarily due to increased staffing and marketing program expenditures supporting the introduction of Tumbleweed IME.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 112.9% to $792,000 in 1997 from $372,000 in 1996. The increase was primarily due to increased staffing and outside professional fees.

QUARTERLY RESULTS OF OPERATIONS

    The following table presents selected unaudited quarterly consolidated statements of operations data for the five quarters ended March 31, 1999. In the opinion of management, this information has been presented on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this prospectus, and all necessary adjustments have been included in the amounts stated below in order to state fairly the unaudited quarterly results when read in conjunction with Tumbleweed's audited Consolidated Financial Statements and related Notes. Results from any quarter are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

                                                                    THREE MONTHS ENDED
                                         -------------------------------------------------------------------------
                                           MARCH 31,                   SEPTEMBER 30,  DECEMBER 31,     MARCH 31,
                                             1998       JUNE 30, 1998      1998           1998           1999
                                         -------------  -------------  -------------  -------------  -------------
                                                                      (IN THOUSANDS)
Revenue:
  License..............................    $     304      $     256      $     195      $     130      $     518
  Services.............................          146            183            276            305            175
  Sale of technology...................           --            110            110             --             --
                                         -------------  -------------  -------------  -------------  -------------
    Total revenue......................          450            549            581            435            693

Cost of revenue:
  License cost.........................           41             60             61             32             46
  Services cost........................          121            150            265            201            228
                                         -------------  -------------  -------------  -------------  -------------
    Total cost of revenue..............          162            210            326            233            274
                                         -------------  -------------  -------------  -------------  -------------
Gross profit...........................          288            339            255            202            419

Operating expenses:
  Research and development.............          457            412            500            652            819
  Sales and marketing..................        1,081          1,234            929            805          1,055
  General and administrative...........          275            304            278            223            274
  Stock compensation...................           --             --             --             --             68
                                         -------------  -------------  -------------  -------------  -------------
    Total operating expenses...........        1,813          1,950          1,707          1,680          2,216
                                         -------------  -------------  -------------  -------------  -------------
Operating loss.........................       (1,525)        (1,611)        (1,452)        (1,478)        (1,797)
                                         -------------  -------------  -------------  -------------  -------------
Other income (expense), net............           81             46             28             (6)            (2)
                                         -------------  -------------  -------------  -------------  -------------
Net loss...............................    $  (1,444)     $  (1,565)     $  (1,424)     $  (1,484)     $  (1,799)
                                         -------------  -------------  -------------  -------------  -------------
                                         -------------  -------------  -------------  -------------  -------------

    License revenue increased significantly in the quarter ended March 31, 1999, reflecting the broadening of our sales base through the efforts of our direct sales force, which was put in place in the latter part of 1998. The majority of the license revenue for the three months ended March 31, 1999 was derived from initial license and distribution fees arising from the agreement with Hikari Tsushin. License revenue decreased in the quarters ended June 30, 1998, September 30, 1998, and December 31, 1998, as services revenue increased, reflecting the evolution in key customer relationships from the initial license phase to an implementation phase. Services revenue decreased in the quarter ended March 31, 1999 due to the substantial completion of a major project in the preceding quarter. Revenue derived from the sale of technology in the quarters ended June 30, 1998 and September 30, 1998, was associated with the sale of printer driver technology to a company in Asia and is a non-recurring item.

    Services cost decreased in the quarter ended December 31, 1998 due to the reallocation of personnel from the professional services organization to research and development and increased in the quarter ended March 31, 1999 in connection with hiring additional professional services personnel.

Sales and marketing expenses decreased in the quarters ended September 30, 1998 and December 31, 1998, reflecting a decreased marketing emphasis on end-users and an increased focus on marketing to customers. This change enabled Tumbleweed to benefit from reduced direct marketing expenses and increased reliance on co-promotion activities. Sales and marketing expenses increased in the quarter ended March 31, 1999 due to the addition of personnel.

FLUCTUATIONS IN QUARTERLY RESULTS

    As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to accurately forecast our revenue or expenses. Our success is dependent upon our ability to enter into and maintain strategic relationships with customers and to develop and maintain volume usage of our products by our customers and their end-users. Our revenue has fluctuated and our quarterly operating results will continue to fluctuate based on the timing of the execution of new customer licenses in a given quarter. Our license revenue is comprised entirely of initial license and distribution fees. As a result, we will be required to regularly and increasingly sign additional customers with substantial initial license fees on a timely basis to realize comparable or increased license revenue. Our services revenue historically has been comprised almost entirely of implementation and consulting fees and support and maintenance fees, as actual transaction-based revenue to date has been minimal. As a result, we will be required to increase our services revenue in the short term through custom development work and contractual transaction minimums and in the longer term through the increased transaction volume with the use of our services. Unless and until we have developed a significant and recurring transaction-based revenue stream from communications that are sent with our services, our revenue will continue to fluctuate significantly. Accordingly, we may be unable to recognize quarterly or annual revenue consistent with our historical operating results or expectations. In addition, sales to a limited number of customers have constituted a majority of our revenues in any given quarter. In particular, five customers comprised approximately 93% of our revenue in the three months ended March 31, 1999 and three customers comprised approximately 91% of our revenue in 1998. Therefore, the deferral or cancellation of an agreement, or a decision not to move from a pilot or preliminary phase into final production by any existing or anticipated customer could harm our operating results for a quarter or annual period. We have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter for other reasons which are more fully set forth under the caption "Risk Factors -- Our Quarterly Financial Results Are Subject to Significant Fluctuations."

    As a result of these factors, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs are fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely have an immediate negative effect on our operating results. Moreover, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we would expect to experience an immediate and significant decline in the trading price of our stock.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, Tumbleweed has financed its operations primarily through the issuance of equity securities to investors. On March 31, 1999, on a pro forma basis after giving effect to the recent May 1999 private placement, Tumbleweed had approximately $17.9 million in cash and cash equivalents.

    Net cash used by operating activities for the three months ended March 31, 1999, and the years ended December 31, 1998, 1997 and 1996 was $1.8 million, $5.9 million, $4.0 million and $1.0 million, respectively. Cash used in operating activities in each of these periods was primarily the result of net operating losses.

    Net cash used in investing activities for the three months ended March 31, 1999, and the years ended December 31, 1998, 1997 and 1996 was $141,000, $399,000, $352,000 and $134,000, respectively. In each period, net cash used in investing activities was primarily the result of capital expenditures related to increased personnel.

    Net cash provided by financing activities for the three months ended March 31, 1999 and the years ended December 31, 1998, 1997, and 1996 was $15.0 million, $640,000, $8.0 million and $3.7 million, respectively. Cash provided by financing activities was primarily attributable to net proceeds from the issuance of equity securities to investors.

    As of March 31, 1999, Tumbleweed's principal commitments consisted of obligations outstanding under equipment and operating leases. Our equipment leases require payment of rental fees to third party leasing providers at interest rates of between 1.4% and 12.8%. In most cases, Tumbleweed has no obligations to purchase the equipment at the end of the term. We have commitments relating to its facility relocation of approximately $600,000. We anticipate a substantial increase in capital expenditures consistent with potential growth in operations, infrastructure and personnel.

    We recently entered into an additional operating lease. The lease covers approximately 40,000 square feet in Redwood City, California. The lease is for a term of five years commencing June 8, 1999, at an initial monthly rent of approximately $49,000 increasing to $96,000 monthly in October 1999.

    As of March 31, 1999, we had a $1.5 million revolving credit facility with Silicon Valley Bank. There were no borrowings under this facility as of March 31, 1999. Borrowings under the facility carry interest at prime rate plus 0.5% (8.25% at March 31, 1999). The facility expires on July 22, 1999. The bank has a senior security interest in substantially all of our assets.

    Tumbleweed presently anticipates that the net proceeds from this offering, together with existing sources of liquidity and cash anticipated to be provided by operations, if any, will be adequate to meet its cash needs for at least the next twelve months. Thereafter, we may be required to raise additional capital. See "Risk Factors--Our Business Will Be Harmed If We Cannot Meet Our Future Capital Needs."

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish between 20th century dates and 21st century dates. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Accordingly, our customers, potential customers, and end-users may need to upgrade their computer systems and software products to comply with applicable "Year 2000" requirements.

    To date, we have completed our preliminary assessment of all internal systems and equipment that could be significantly affected by the Year 2000. Based on our Year 2000 assessment program, we believe that the portions of our computer systems that we developed are Year 2000 compliant. Our computer system also uses third-party equipment and software which may not be Year 2000 compliant. We are currently assessing the third-party equipment and software for Year 2000 compliance. Based on our assessment to date, we also believe that the current versions of our software products and services are Year 2000 compliant. However, our products and services are integrated into the systems of our customers involving sophisticated hardware and complex software products, which may not be Year

2000 compliant. We are not aware of customers with a Year 2000 issue that would materially impact our results of operations, liquidity, or capital resources.

    We have not incurred significant costs to date complying with Year 2000 requirements. We expect that our future costs to ensure compliance with Year 2000 concerns will not be significant. If we discover significant Year 2000 errors or defects, we could incur substantial costs and our operations could be seriously disrupted. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect us. We could be subject to litigation due to computer systems or product failure, including as a result of equipment shutdown or failure to properly date business records.

    In addition, we believe that purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may reduce funds available to purchase software products and services similar to those that we offer. To the extent that Year 2000 issues cause significant delay in, or cancellation of, decisions to purchase our products or services, our business and prospects would suffer. See "Risk Factors--Potential Year 2000 Problems and Purchasing Patterns Could Harm Our Business and Reduce Sales."

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Tumbleweed is required to adopt SFAS 133 in fiscal 2000. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, we have not entered into any derivative financial instruments or hedging activities.

    In March 1998, the AICPA issued Statement of Position, or SOP, No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. The SOP requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. The SOP also requires that costs related to the preliminary project stage and the post-implementation/operations stage of an internal-use computer software development project be expensed as incurred. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1998. We do not expect SOP 98-1 to materially affect our financial position or results of operations.

    In December 1998, the American Institute of Certified Public Accountants, or AICPA, issued SOP No. 98-9, MODIFICATIONS OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS. SOP 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and recognized in accordance with SOP 97-2. SOP 98-9 also extends the deferral of the application of SOP 97-2 to certain other multiple-element software arrangements through Tumbleweed's year ending December 31, 1999. We do not expect a material change to our accounting for revenue as a result of the provisions of SOP 98-9.

                                    BUSINESS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN THESE FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS-- FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AND SHOULD NOT BE RELIED UPON."

COMPANY OVERVIEW

    Tumbleweed is a leading provider of Internet-based systems that enable businesses to conduct secure online communications using e-mail and the Web. With our solution, corporations are able to shift their historically paper-based communications to more convenient and cost-effective online alternatives. We combine an open, scalable messaging software platform, a set of secure messaging applications and a broad range of professional services capabilities in order to deliver a complete online communications solution. Using our solution, service providers are able to provide their business customers with secure, reliable and trackable communication services that leverage these corporations' existing investments in e-mail and Web technologies. We also sell our products and services directly to enterprises in selected strategic markets, such as the banking, financial services, and pharmaceutical industries, enabling them to offer Tumbleweed-based services to their employees, customers, suppliers and partners.

INDUSTRY BACKGROUND

    E-mail has become one of the primary applications in use on the Internet today, providing the foundation for global communications and enabling millions of people to interact electronically. International Data Corporation, or IDC, estimates that the number of electronic mailboxes will grow from approximately 240 million in 1998 to over 540 million by 2002. IDC further projects that the number of e-mail messages sent per day in the U.S. will grow from approximately
2.1 billion in 1998 to 7.9 billion in 2002.

    We believe that the growth in e-mail usage generally has been associated with increased informal communication between individuals rather than formal communication between businesses and their customers. For business-critical communications, corporations continue to rely upon traditional paper-based methods of delivery such as first class mail and overnight express mail. For example, although online brokerages execute hundreds of thousands of trades over the Internet each day, these firms still print a physical trade confirmation and deliver it to individuals via first class mail. The U.S. Postal Service estimates that it delivers 107 billion pieces of first class mail annually. In addition, the U.S. Postal Service estimates that it and United Parcel Service deliver an additional 18 million overnight deliveries per day.

    To move online and away from physical delivery, businesses require efficient, cost-effective solutions that leverage their investment in e-mail and the Internet. Although existing online alternatives such as dedicated proprietary networks and desktop software supply security and speed, they introduce added cost and complexity to a corporation's business processes and limit access to people using the same proprietary network or software. For example, a virtual private network typically requires proprietary software, specialized hardware and a closed list of participants.

    In order to advance beyond physical mail or proprietary networks, and reach the greatest possible number of end-users, customers need a secure, reliable online solution built on public networks.

THE TUMBLEWEED SOLUTION

    Built on open standards, the Tumbleweed Integrated Messaging Exchange, or Tumbleweed IME, utilizes public networks to provide efficient, cost-effective, secure business-to-business and business-to-consumer communications over the Internet. By providing secure, reliable, and trackable communication through existing networks and applications, we enable businesses to move their historically paper-based business communications online. Our solution blends the personalized and proactive nature of e-mail with the ubiquity of the Internet to deliver sensitive, secure and time-critical content to the broadest possible audience.

    Tumbleweed IME enables businesses to deliver secure and personalized outbound information in a variety of ways. This information can be distributed within e-mail messages, on the Internet via inboxes, or through a combination of both e-mail and the Internet. Our solution has the unique and patented capability of taking an e-mail message recipient to a unique Web page that is relevant to that recipient. In addition to being a vehicle for secure online communication services, Tumbleweed IME provides features to manage personalized content, track recipient transactions such as receipt or response, and integrate the system into existing back-office processes.

    Tumbleweed IME provides a complete framework for deploying enhanced online communication services, eliminating the need to integrate multiple different solutions or services that each address only part of the problem. Our customers include enterprise customers that utilize Tumbleweed IME as an communication platforms for internal purposes or for distribution of internally generated communication to their customers, and service providers that utilize Tumbleweed IME as the basis for an external service for business customers. Our solution provides the following benefits to our customers:

    - COMPLETE RANGE OF SERVICES. Adding advanced technology to a customer's already complex information technology environment presents numerous challenges, ranging from software incompatibilities to inadequate technical expertise. When deploying something as substantial as an advanced online communication infrastructure, customers expect services ranging from assistance in customizing and incorporating new technology into their computing environment, to having the entire solution made available to them as an outsourced, managed service. In order to meet these unique customer requirements, together with our service providers, we offer a complete range of services, allowing new customers to rapidly deploy the Tumbleweed IME solution. Customers seeking to avoid complex software procurement or installation can completely outsource the management of Tumbleweed IME. For customers desiring to manage their applications within their enterprise, Tumbleweed provides services ranging from integration and customization to data center design and support.

    - COMPREHENSIVE TECHNOLOGY. Tumbleweed IME is designed to provide a secure, efficient and cost-effective method for communicating important information online. Our solution contains all of the core technology, integration tools and professional services necessary to incorporate advanced messaging features into existing environments. Tumbleweed IME can be modified to meet the unique communications needs of specific customers, and can be easily integrated into existing environments. Customization and integration are achieved through our extensive set of open application programming interfaces, or APIs. These APIs allow customers to integrate Tumbleweed IME into their existing technology infrastructure such as databases, support systems and billing systems.

    - MULTI-LEVEL SECURITY. In many cases, the reason business-critical information is not communicated online is the lack of security features available in existing e-mail solutions. Through our innovative and unique implementation of leading industry-standard security technologies, we are able to offer secure online communication services to anyone with e-mail and Internet access. Depending on the needs of the sender, security features can include encryption during transmission and storage and password protection for user authentication. For highly sensitive communication, Tumbleweed IME includes certificate-based signing and encryption features. Any level of security can be easily employed without requiring the sender and recipient to have the same messaging software. Taken together, these features provide the security necessary to communicate business-critical information over the Internet.

    - EASY, UNIVERSAL ACCESS. A successful advanced communication system must be able to reach anyone on the Internet. Tumbleweed IME is based on open Internet standards, and requires no proprietary desktop software, protocols, or networks. Anyone with an e-mail account and Web access can use our solution to both send and to receive messages regardless of which e-mail system they use or the format of the information included. Similarly, Tumbleweed IME can be integrated with an enterprise's existing back office systems to enable automated communication to anyone with an e-mail account and Web access. Because no new application or user interface is needed, there is no costly training or desktop deployment associated with our solution. In addition, senders can convert any information to Adobe Portable Document Format, or ".pdf," which allows recipients to view the information they receive regardless of the application in which the information was created.

    - END-TO-END TRACKABILITY. Many business processes require the maintenance of a transaction log of communications and an archive of past activities. With our solution, senders can track the status of each delivery, and subsequent interaction through the Web page by recipients. Details on a particular delivery are also easily accessible, providing specific delivery information such as security level, and a complete tracking log on each recipient. The tracking log details when the recipient's e-mail gateway received e-mail notification, and when any information was retrieved. Additionally, unlike existing e-mail and Web-based solutions, Tumbleweed IME allows the sender to retract information if the recipient has not yet downloaded it.

    - PERSONALIZED COMMUNICATION. Communication of important business information such as transaction confirmations or account statements requires message customization for specific recipients. Using Tumbleweed IME, businesses can automatically generate unique messages for each individual, personalized with recipient-specific information and preferences. In addition, our solution allows senders to create messages targeting specific recipient preferences, demographics and communication history. Tumbleweed IME also enables our customers to easily incorporate marketing promotions into their business communications.

    - SCALABLE ARCHITECTURE. Tumbleweed IME is designed to accommodate a variety of online communication applications, ranging from small corporate deployments to large enterprise installations supporting global service offerings. Our scalable architecture allows customers to accommodate high transaction volumes and implement desired levels of redundancy. Tumbleweed IME components can be distributed across multiple servers, allowing for an increasingly high volume of transactions while maintaining high standards of performance, reliability and security. The ability to seamlessly handle increasing transaction volumes is a key consideration for customers in deploying an enterprise-class online communication system.

STRATEGY

    Our objective is to be the leading provider of secure online communication services. Key elements of our strategy are to:

ESTABLISH TUMBLEWEED IME AS THE LEADING APPLICATION PLATFORM FOR SECURE ONLINE
  COMMUNICATION SERVICES

    We intend to establish Tumbleweed IME as the standard platform upon which to build business-critical communication applications. Rather than designing Tumbleweed IME as a point-solution for a specific application, we have designed it to be a broad-based application development platform. As such, Tumbleweed IME can be extended to include a number of different applications and includes support for a comprehensive, open API. This API allows us, and our customers, to rapidly build vertical, business-specific applications on top of our Tumbleweed IME technology.

CULTIVATE A CHANNEL OF KEY SERVICE PROVIDERS

    We intend to leverage our channel of service providers to expand our business into new strategic industry markets as well as to pursue additional general purpose transactions. Service providers fall into two major categories. First, service providers such as Pitney Bowes, Nippon Telegraph and Telephone Corporation, United Parcel Service, the member posts of the International Postal Corporation and Hikari Tsushin, a major e-mail outsourcing service provider in Japan, license Tumbleweed IME in order to be able to provide additional value-added services to their customers. Second, service providers such as UPAQ, an electronic transferor of large, industrial file types, focus on distinct industries. Our service provider customers are helping to rapidly expand the market for secure online communications through their brand recognition, extensive sales and marketing resources and substantial services competencies.

ESTABLISH TUMBLEWEED IME AS THE INTERNATIONAL STANDARD FOR SECURE ONLINE
  COMMUNICATION

    We intend to establish Tumbleweed IME as an international standard for secure online communication services by developing a significant base of enterprise and service provider customers, as well as capturing business with the national postal authorities. The national postal authorities present a strategic business opportunity for Tumbleweed. They are both highly trusted service providers in their respective geographies and uniquely able to dictate national standards for certified online communication.

    In order to help establish Tumbleweed IME as the international standard for certified online communications, we have formed a strategic relationship with the International Postal Corporation. The International Postal Corporation is an umbrella organization composed of twenty-one national postal authorities. As part of our work with the International Postal Corporation, we have integrated Tumbleweed IME with the International Postal Corporation's Electronic Post Mark technology. Tumbleweed IME is now in a pilot phase of deployment with the U.S. Postal Service, Canada Post, and France's La Poste. We plan to introduce Tumbleweed IME to the International Postal Corporation's other eighteen members as well.

ESTABLISH TUMBLEWEED IME IN STRATEGIC INDUSTRY MARKETS

    Through our direct sales force, we are pursuing strategic accounts in key markets. These strategic markets initially include the banking, brokerage and telecommunications industries. Through our direct sales force in each strategic market, we have begun to secure key accounts and we intend to expand our business to other similar customers within those industries. Our successes in the strategic industry markets are intended to provide leverage to our channel of service providers as they in turn pursue business in those industries.

EXPAND INTO ACCOUNTS AFTER FIRST SECURING BUSINESS-CRITICAL APPLICATIONS

    The sophistication of the Tumbleweed IME Platform enables us to first target those business-critical applications that require the highest degrees of security and tracking within an enterprise. Having secured these high-value applications, we can then expand our focus to include other messaging applications within the same enterprise. Customers benefit through the ability to use Tumbleweed IME as the foundation for all of their enterprise messaging needs, from high-end to low-end applications. Our ability to address the entire spectrum of an enterprise's communication service needs should enable us to compete favorably against those companies whose technologies are only suited to lower-end communications applications.

CREATE RECURRING TRANSACTION-BASED REVENUE STREAMS

    To create a predictable, recurring revenue stream, we intend to generate revenue based on the volume of communications sent through Tumbleweed IME. Customers are charged a software license fee plus any related professional service fees, supplemented by transaction-based fees. The amount of these transaction fees varies depending on the volume of communications sent through Tumbleweed IME and whether Tumbleweed IME is being used on-site at the customer premises or used as an outsourced service at Tumbleweed's premises.

PROVIDE COMPREHENSIVE PROFESSIONAL SERVICES

    Our full outsourcing services enable our customers to reduce their cost of ownership and time to deployment of our solutions, thereby helping reduce our sales cycle to those enterprises. Enterprise customers have the option of deploying Tumbleweed IME either on their premises or outsourcing the Tumbleweed IME deployment to Tumbleweed. We complement our outsourcing services with a full breadth of professional and consulting services. These services are comprehensive, end-to-end, and designed to help customers implement Tumbleweed IME-based applications as rapidly as possible. The services include business-specific applications consulting, software development, training and education and complete technical support.

PRODUCTS AND SERVICES

    Tumbleweed IME, our online communication solution, combines advanced security, tracking and personalization features in a single, comprehensive messaging environment. With Tumbleweed IME, businesses have a secure Internet communication alternative that allows them to extend their existing Web and e-mail infrastructures to support critical business processes.

TUMBLEWEED IME

    Tumbleweed IME includes the elements necessary to successfully deploy an online, interactive communication solution: a comprehensive delivery platform, customized applications that integrate with business processes, and professional services that help customers bring legacy business communications online.

    [Graphic depicts the three layers of Tumbleweed IME, with the Tumbleweed IME Platform at the bottom, Tumbleweed IME Applications stacked on top of the platform, and Tumbleweed IME Services stacked on top of the applications.]

TUMBLEWEED IME PLATFORM

    The Tumbleweed IME Platform is the foundation of our solution that includes the core functionality necessary for processing, managing, presenting and archiving electronic communications. Because advanced services require high performance and scalability, the Tumbleweed IME Platform has been designed to handle millions of daily secure messages efficiently. The Tumbleweed IME Platform's flexible architecture supports distributed execution of software components, allowing customers to expand the service as their requirements grow. This scalability, combined with advanced security and tracking features, enables customers to use our technology as the foundation for a variety of online communication services.

    We have optimized our technology for use with industry-leading hardware and software solutions, ensuring that the Tumbleweed IME Platform can meet customer requirements now and in the foreseeable future. The Tumbleweed IME Platform has been evaluated and deployed by some of the world's largest businesses, including Nippon Telegraph and Telephone Corporation and the United Parcel Service. Our technology has been in production use for eighteen months and has been enhanced with two significant releases during this time frame in order to meet production requirements and provide carrier-class quality. Through advanced security, trackability and reliability features, the Tumbleweed IME Platform provides a comprehensive foundation for building and deploying premium communication applications.

TUMBLEWEED IME APPLICATIONS

    Using the Tumbleweed IME Platform as a foundation, Tumbleweed IME Applications integrate with e-mail and legacy systems, interact with existing applications, and automate transactions and exchanges to provide a complete internal and external communications solution for the enterprise. These applications are built to integrate with and enhance specific business processes. Current Tumbleweed IME Applications include:

    TUMBLEWEED IME FOR FINANCIAL SERVICES. As a growing number of organizations make product and customer account information available online, billing and customer management remain paper-intensive processes requiring physical delivery of millions of documents. By automating these processes and integrating them with Tumbleweed IME, both businesses and their customers can save time and money with secure electronic communication of payment remittances, credit reports, bills, statements, loan origination documents, and other types of correspondence. Tumbleweed IME for Financial Services is also an ideal, low-cost solution for distributing high-volume documentation, including prospectuses, stockholder information, and research materials.

    TUMBLEWEED IME INTERPERSONAL. Contracts, design and manufacturing specifications and confidential records communicated between individuals often require the secure delivery of information. For example, when a company undergoes a private or public offering, a large number of documents must be drafted and agreed upon by several parties, including company executives, the company's law firm, and the underwriting financial institution. During the drafting exercise, the document must be distributed securely to the different parties many times. Each time, the sender must have assurance that all parties received the documents. Tumbleweed IME Interpersonal provides all of the security, tracking, and reliability required for ad-hoc correspondence and group collaboration on any important business matters.

    TUMBLEWEED IME CUSTOM APP BUILDER. Tumbleweed IME Custom App Builder incorporates the API technology necessary to build a unique, secure online application. For example, travel reservations, product and service sales and stock trading are becoming increasingly popular on the Internet, but the security and reliability limitations of e-mail have prevented some of these types of transactions from becoming completely electronic. By customizing Tumbleweed IME to complement electronic commerce and other online processes, businesses can create automated, sophisticated applications to deliver confirmations, notifications and alerts with the security and tracking capabilities of premium physical document delivery services and the speed, convenience, and personalization of e-mail.

    FUTURE TUMBLEWEED IME APPLICATIONS. We plan to introduce additional applications targeted at strategic industries (such as banking and health care) and business processes (such as direct marketing and security policy management). Because the foundation for these applications will be the Tumbleweed IME platform, we can take advantage of its numerous integration and customization features to rapidly develop and deploy applications optimized for specific industries or business processes.

TUMBLEWEED IME SERVICES

    Our professional services organization provides all of the services and support necessary to build a unique online communication system based on Tumbleweed IME, including business process analysis, implementation services, data center design, operational planning, training, quality assurance/ accreditation, installation, deployment and ongoing support.

    Our consultants work closely with customers to help plan, implement, and manage applications built on the Tumbleweed IME platform. In addition, our consultants help ensure that Tumbleweed IME integrates seamlessly with existing service infrastructures. The following are examples of the professional services we offer:

    CUSTOM APPLICATION DEVELOPMENT extends the functionality of the Tumbleweed IME solution with custom engineering. The result is a unique online communication solution that can be deployed to employees or customers around the world.

    INTEGRATION CONSULTING provides development work required to integrate Tumbleweed IME with existing technology infrastructure, including customer databases, support systems, and billing systems.

    DATA CENTER DESIGN AND INSTALLATION assists customers in designing solutions based on Tumbleweed IME, including determining hardware requirements, backup processes and failure systems, and physically implementing our solution in the customer's data center.

    TECHNICAL TRAINING AND SUPPORT provides the customer with formal training in the administration and operation of the Tumbleweed IME system, and use of the Tumbleweed IME APIs. Our professional services organization also provides ongoing support of the customer's data center.

CUSTOMERS AND MARKETS

    Our customers are businesses for which Tumbleweed IME has created new opportunities to bring existing communications and business processes online. These customers fall into two broad categories. Service providers use Tumbleweed IME to provide secure, outsourced, online communications services to their business customers. Examples of service providers include United Parcel Service, Nippon Telegraph & Telephone Corporation, and Pitney Bowes. Enterprise customers utilize Tumbleweed IME to provide secure online communications services originating within their own enterprise to employees, suppliers, and customers. Examples of enterprise customers include Chase Manhattan Bank, Thomson Financial, and the European Commission.

    Service providers and enterprise customers share many common attributes with respect to software requirements, the professional services necessary to integrate and implement a solution, and the potential for transaction-based fees paid based on usage of Tumbleweed IME. While both service providers and enterprise customers are using Tumbleweed IME to provide secure online communications services outside the boundaries of their enterprise, the principal distinction between the two groups is market focus. Service providers offer the service on a fee-for-use basis, while enterprise customers typically provide the improved communications service in order to gain business advantage through improved cost, speed, and/or interactivity.

CUSTOMER PROFILES

    The following examples illustrate how customers are using Tumbleweed IME to bring their existing communications and business processes online:

    THOMSON FINANCIAL SERVICES

    Thomson Financial, a subsidiary of The Thomson Corporation, is a leading provider of financial information, research, and analysis to global investment and corporate communities. Thomson Financial has deployed Tumbleweed IME as part of Thomson Prospectus, a service for electronic distribution of new issue prospectuses for equity offerings, corporate bonds, and municipal bonds. Thomson Prospectus compiles e-mail distribution lists, obtains electronic delivery consent from investors, and converts prospectuses to searchable electronic format. Tumbleweed IME allows Thomson to distribute prospectuses electronically and satisfy SEC delivery requirements. The use of Tumbleweed IME by Thomson Financial improves the timeliness of prospectus deliveries, cuts printing and mailing costs for issuers, and increases the value of these deliveries to the customer, as prospectuses are now searchable and hyperlinked.

    EUROPEAN UNION--JOINT RESEARCH COUNCIL

    The European Union's Joint Research Council, or JRC, is responsible for organizing procedures for authorization, surveillance and, where appropriate, withdrawal of human and veterinary pharmaceutical products across Europe. The JRC provides a centralized authorization process for approving or rejecting new drugs for the entire European Union. The JRC employs a distributed authorization procedure, in which the agency coordinates the activities of more than 2,500 scientists and researchers across Europe for the drug approval process, before ultimate approval is granted or rejected by the European Commission. The JRC uses Tumbleweed IME as a mechanism for enabling online information distribution in this decentralized approval process. Tumbleweed IME was selected due to its ability to provide complete information security, authenticate participants, and support a wide range of client systems. The JRC is also investigating Tumbleweed IME as a platform for broad distribution of JRC reports and rulings, as well as a possible archival platform for long-term research projects.

    U.S. POSTAL SERVICE / INTERNATIONAL POSTAL CORPORATION

    The International Postal Corporation, a cooperative organization of twenty-one international postal administrations, is market testing Tumbleweed IME under the label PostECS (Electronic Courier Service) as its standard for secure online document delivery. The U.S. Postal Service, France's La Poste and Canada Post are the first three member organizations to join International Postal Corporation's online initiative. The International Postal Corporation members' customer base is enormous and spans numerous countries. The member organizations also wanted to develop customized applications, so Tumbleweed IME's robust architecture and server APIs were important differentiating features.

    UNITED PARCEL SERVICE

    United Parcel Service is the world's largest express carrier and largest package delivery company, serving more than 200 countries and territories around the world. As part of the company's move into the e-commerce market, United Parcel Service desired to develop a suite of online services to address the evolving needs of their customers and the marketplace. After researching various technologies and service providers, United Parcel Service selected Tumbleweed IME to be a part of their family of online delivery services. United Parcel Service's Courier service, part of its Document Exchange suite, is a production-level service powered by Tumbleweed IME that allows United Parcel Service customers to deliver documents online. Current pricing for document exchange ranges from $0.60 to $2.50 per transmission, significantly lower than the price typically paid for overnight express document shipments. Tumbleweed IME provided several attractive features for United Parcel Service, including broad tracking capabilities and varying levels of security. United Parcel Service also valued Tumbleweed IME's browser-based approach and open architecture, since this approach does not limit the potential market.

    PITNEY BOWES

    Pitney Bowes, Inc. is a global provider of informed mail and messaging management solutions. Pitney Bowes provides a range of systems and services to its customers for the creation, distribution and storage of documents in both paper and digital form. Pitney Bowes' iSend service, powered by Tumbleweed IME, provides for the transmission of confidential, high-value documents online. Businesses can use iSend for any of their important communications, ranging from the electronic delivery of statements and contracts, to online bulk mail. iSend is also an essential component of the mail center operation services offered by Pitney Bowes' management services business unit to major corporations worldwide.

    HIKARI TSUSHIN

    Hikari Tsushin is a leading prover of value-added communication services in Japan, including cellular telephone, virtual ISP and outsourced corporate e-mail services under the Hitmail brand name. Hitmail has over 5,000 corporate subscribers in the Japanese market. Hikari Tsushin has licensed Tumbleweed IME to provide secure communication services to their customer base, as well as integration into the Hitmail service. The integration of Tumbleweed IME with Hitmail will allow Hikari Tsushin to differentiate and augment their outsourced e-mail solution.

    The following table describes our current customers and the markets in which they operate. This table excludes the numerous end-user customers, such as Hewlett-Packard, Sears, Roebuck & Co., Alston & Bird LLP, Morrison & Foerster LLP, the New York State Department of Transportation, and Jackson National Insurance, that utilize Tumbleweed IME through our service provider customers.

              CUSTOMER                          TYPE                   TARGET MARKET
The Chase Manhattan Bank              Enterprise customer        Banking

Thomson Financial                     Enterprise customer        Financial services

European Union-Joint Research         Enterprise customer        Pharmaceutical
Council

U.S. Postal Service*                  Service provider           Certified delivery

Canada Post*                          Service provider           Certified delivery

La Poste (France)*                    Service provider           Certified delivery

United Parcel Service                 Service provider           Technology/engineering
                                                                 Healthcare
                                                                 Telecommunications
                                                                 Financial services

Nippon Telegraph and Telephone Corp.  Service provider           Printing/publishing
                                                                 Technology/engineering

UPAQ                                  Service provider           Engineering

Pitney Bowes*                         Service provider           Financial services
                                                                 General purpose

Hikari Tsushin                        Service provider           General purpose

Canon                                 Service provider           Financial services
                                                                 Technology/engineering

    *Customers currently participating in paid pilot projects.

    Our relationship with certain customers is new and evolving. In these cases, implementation of Tumbleweed IME is preliminary or under review, and, in any event, the volume of transactions effected by our customers or their end-users to date has been limited. Five customers comprised approximately 93% of our revenue in the three months ended March 31, 1999 and three customers comprised approximately 91% of our revenue in 1998. In particular, sales to United Parcel Service, the International Postal Corporation members and Nippon Telegraph and Telephone Corporation each represented at least 10% of our revenue in 1998. See "Risk Factors."

SALES AND MARKETING

SALES

    We maintain a direct sales force that focuses on signing additional service providers and key enterprise customers in strategic industries. Our sales force is comprised of domestic and international sales groups. Offices in the United States currently include Redwood City, California, Mount Laurel, New Jersey and New York, New York. We currently have international offices in Tokyo, Japan and Reading, United Kingdom. Our sales force also includes field sales engineers and inside sales personnel who support the account executives. Field sales engineers assist our account executives with technical presentations, customer requirements analysis and initial solution designs. Our inside sales personnel assist the account executives in managing their customer relationships. Our sales effort is augmented by the sales forces of our service providers.

MARKETING

    Our marketing efforts are organized around three primary areas: product marketing, product management, and marketing communications. Product marketing identifies target markets and customer opportunities, then develops the positioning, programs, and materials to reach customers and support sales activities. Product marketing is also responsible for branding, corporate identity, and the Tumbleweed website.

    Product management translates customer and market requirements into product plans and works with engineering to ensure completion. Product management also trains salespeople on product information and competition. Marketing communications drives overall market awareness of Tumbleweed and our products through public relations, industry analyst relationships, product reviews, editorial promotion, industry events and executive speaking engagements.

TECHNOLOGY

    The Tumbleweed IME Platform and Tumbleweed IME Applications have been designed using a distributed object model. This approach ensures that our solutions are able to scale as the number of users and messages increases, simply by adding additional servers, as well as providing enhanced reliability. Our use of the CORBA object standard enables us to support the use of servers from a variety of vendors. In addition, we leverage the proven technologies of our partners, such as Oracle databases, Netscape Web servers and RSA's security toolkit, in order to provide a foundation for our products.

    We have also developed a robust set of application programming interfaces, or APIs, which enable us to enhance the Tumbleweed IME Platform and Tumbleweed IME Applications as the needs of our service provider customers evolve. Using this set of APIs, we can also create new Tumbleweed IME Applications, such as solutions suited to a specific strategic industries, that run on top of the Tumbleweed IME Platform. We have made these APIs open and available to our customers and partners, enabling them to customize the Tumbleweed IME Platform and Tumbleweed IME Applications to suit their individual needs.

    [Graphic depicts the Tumbleweed IME architecture, demonstrating how the Tumbleweed IME API interfaces with the Tumbleweed IME Platform and Tumbleweed IME Applications.]

    As shown above, our Tumbleweed IME Platform is organized into three separate tiers, each of which can run on one or more physical servers. These tiers are:

    - THE GATEWAY TIER, which provides an interface between the Tumbleweed IME Server and the Internet. The gateway tier translates outgoing messages into HTTP and SMTP, and translates incoming messages that use these protocols.

    - THE OBJECT TIER, which contains the set of objects which implement the core functionality of the Tumbleweed messaging platform. Each core element of a secure communication transaction, such as a user's account or a secure package, is represented as a unique object within the object tier.

    - THE STORAGE TIER, which uses the servers' underlying data storage and file systems, coupled with a relational database, to maintain objects when they are not in use.

    Tumbleweed IME is a data-driven application architecture. As such, the Tumbleweed IME Server allows for the dynamic personalization of outbound messages on a per-recipient basis. Profile attributes associated with individual recipients may be stored and used to populate outbound messages with customized content. Tumbleweed IME's extensible data model allows both profile attributes and content data to be stored in the system.

    The security options supported by Tumbleweed IME include SSL-based encryption between sender and receiver, RSA-based encryption on the server, name/password authentication, and PKI-based encryption. Different security options can be applied depending on the security needs of specific applications. For applications requiring the highest levels of security, Tumbleweed IME is fully integrated with digital certificate and encryption technology from industry-leading vendors such as VeriSign and RSA. These PKI capabilities allow Tumbleweed IME to provide complete, tamper-proof, end-to-end security for highly sensitive business-to-business and business-to-consumer communications.

    Electronic delivery applications, particularly those under regulatory control, must provide a full range of tracking capabilities to allow for the needs of non-repudiation and compliance reporting. Tumbleweed IME, as a server-based application platform, provides comprehensive tracking and reporting capabilities. These include tracking notification and receipt, recording failed transmissions, and providing all necessary status data and statistics for the messaging application.

    We have assembled an engineering team with expertise in the following technologies and processes:

    - HTTP (HYPERTEXT TRANSFER PROTOCOL)--The set of standards used by computers to transfer hypertext files (Web pages) over the Internet.

    - SMTP (SIMPLE MAIL TRANSFER PROTOCOL)--The standard protocol used for routing e-mail messages over the Internet.

    - JAVA AND C++--Computer languages that are particularly well-suited for developing special programs, called objects, that can communicate with each other using the Internet.

    - CORBA (COMMON OBJECT REQUEST BROKER ARCHITECTURE)--A standard that enables objects to communicate with one another regardless of what programming language they were written in or on what type of computer they are running.

    - DIGITAL CERTIFICATES--Digital documents, typically containing a public key and a name, that attest to the binding of a public key to an individual or other entity.

    - PKI (PUBLIC KEY INFRASTRUCTURE)--An evolving, standards-based system which relies on digital certificates to ensure the validity of Internet communications and transactions.

    - S/MIME (SECURE MULTIPURPOSE INTERNET MAIL EXTENSIONS)--An e-mail standard used to format complex messages so that they can be sent securely over the Internet.

    - SSL (SECURE SOCKETS LAYER)--An Internet standard which is used to encrypt data as it is being transmitted over the Internet.

GOVERNMENTAL REGULATION

    We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, Internet transaction taxation, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. For example, the Federal Communications Commission could determine through one of its ongoing proceedings that the Internet is subject to regulation in that Internet service providers are subject to certain access charges or fees for carrying Internet traffic over the public switched telephone network. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, financial condition and results of operations.

    Permits or licenses may be required from federal, state, local or foreign governmental authorities to operate or to sell some products on the Internet. We may not be able to obtain these permits or licenses. We may be required to comply with future national and/or international legislation and statutes regarding conducting commerce on the Internet in all or specific countries throughout the world. It may not be possible to comply with this legislation or these statues on a commercially reasonable basis, if at all. See "Risk Factors--Additional Government Regulation Relating to the Internet May Increase Our Costs of Doing Business or Require Changes in Our Business Model; and-- We May Have Liability for Internet Content."

INTELLECTUAL PROPERTY

    We have filed eight utility patents and one design patent with the United States Patent and Trademark Office and may seek other patents in the future. To date, a utility patent relating to our fundamental web-based delivery method has issued, as well as a design patent relating to the user interface of the our products. We have also filed nine patents in foreign jurisdictions.

    We regard our patents and similar intellectual property as critical to our success, and rely on patent law and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We are also pursuing the registration of key trademarks and service marks in the United States and internationally. Despite these precautions, it may be possible for unauthorized third parties to copy particular portions of our products or reverse engineer or obtain and use information that we regard as proprietary. Some end-user license provisions protecting against unauthorized use, copying transfer and disclosure of the licensed program may be unenforceable under the laws of some jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competing companies may independently develop similar technology. In particular, we are currently engaged in litigation to enforce our intellectual property rights, which may not be successful or may result in substantial expenditures of resources to pursue. See "Business--Legal Proceedings."

    The status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. Our patent applications may not be issued with the scope of the claims sought by us, if at all. Our products may infringe issued patents that relate to our products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed by third parties that relate to our software products.

    Third parties could claim infringement by us with respect to current or future products or services. We may increasingly be subject to claims of intellectual property infringement as the number of our competitors grows and the functionality of their products and services increasingly overlap with ours. Any of these claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, limit use of our services or require us to enter into royalty or license agreements. A successful claim of product infringement against us could harm our business and prospects.

COMPETITION

    Broadly speaking, Tumbleweed IME is an alternative to traditional mail and courier delivery services, such as those offered by Federal Express Corporation, United Parcel Service or the U.S. Postal Service, and to general purpose e-mail applications and services. As such, we compete with these options. Ultimately, we believe that the Internet will become the primary solution for secure online communication services. Within this area, our direct competition comes from other small, early stage secure online communication service providers, some of which have products that are intended to compete directly with our products. Examples of these companies include Differential Inc., e-Parcel, LLC, NetDox, Inc., PostX Corporation and The docSpace Company Inc. However, unlike Tumbleweed IME's open, scalable architecture, these competing solutions are based on proprietary protocols, require proprietary client software, and/or are not very scalable. In addition, companies with which we do not presently directly compete may become competitors in the future, either through the expansion of our products and services or through their product development in the area of secure online communication services. These companies could include America Online, Inc./Netscape Communications Corporation, Critical Path Inc., International Business Machines Corporation/Lotus Development Corporation, Microsoft Corporation and VeriSign, Inc.

    The market for secure online communication services is new, rapidly evolving and highly competitive. The level of competition is likely to increase as current competitors improve their offerings and as new participants enter the market. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than us and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to enter into these strategic or commercial relationships on more favorable terms. Additionally, these competitors have research and development capabilities that may allow them to develop new or improved products that may compete with product lines we market and distribute. New technologies and the expansion of existing technologies may increase competitive pressures on us. Furthermore, one of our service provider customers currently offers to end-users the choice between Tumbleweed's products and the products of one of our competitors, and other current and future customers may also offer end-users a similar choice. Increased competition may result in reduced operating margins as well as loss of market share and brand recognition. We may be unable to compete successfully against current and future competitors, and competitive pressures faced by us could harm our business and prospects.

EMPLOYEES

    As of April 30, 1999, we employed 60 people worldwide, including 21 in engineering, 15 in sales, 12 in professional services, four in marketing and eight in corporate management and administration. Our employees are not represented by any collective bargaining organization. We have never experienced a work stoppage and consider our relations with our employees to be good. See "Risk Factors--We Depend on Key Management Personnel and Must Continue to Attract and Retain Highly Skilled Employees."

PROPERTIES AND FACILITIES

    We lease approximately 40,000 square feet for our corporate headquarters located in Redwood City, California. Our lease is for a term of five years commencing June 8, 1999, at an initial monthly rent of approximately $49,000 increasing to $96,000 monthly in October 1999. We also maintain domestic sales offices in Mount Laurel, New Jersey and New York, New York and international offices in Tokyo, Japan and Reading, United Kingdom. Each of these office spaces covers approximately 3,000 square feet.

LEGAL PROCEEDINGS

    On March 3, 1999 we sued The docSpace Company, Inc., or docSpace, alleging infringement of our United States Patent No. 5,790,790. In its answer, docSpace raised counterclaims alleging, among other things, antitrust violations and unfair competition. On May 3, 1999, docSpace filed a summary judgment motion of noninfringement. On May 27, 1999, the court granted Tumbleweed's request to continue docSpace's summary judgment motion pending further discovery, and indicated that docSpace's motion would be rescheduled at the initial case management conference with the court on July 8, 1999. We believe that we will prevail on the merits of our claims and that docSpace's counterclaims are meritless.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table indicates information regarding the executive officers, directors, and key employees of Tumbleweed with their ages as of April 30, 1999:

NAME                                                                TITLE                                         AGE
-------------------------------  ---------------------------------------------------------------------------      ---
Jeffrey C. Smith                 Founder, Chairman, President and Chief Executive Officer                             32
Donald N. Taylor                 Vice President--International Sales                                                  45
Donald R. Gammon                 Vice President--North American Sales                                                 53
Jean-Christophe D. Bandini       Founder and Chief Technical Officer                                                  35
Shomit A. Ghose                  Vice President--Applications                                                         37
Kerry S. Champion                Vice President--Engineering                                                          36
Joseph C. Consul                 Vice President--Finance and Chief Financial Officer                                  39
Shinji Eura                      General Manager--Tumbleweed Software, K.K.                                           63
Robert A. Krauss                 Vice President--Business Development                                                 36
Mark R. Pastore                  Vice President--Corporate Development                                                32
Bernard J. Cassidy               General Counsel and Secretary                                                        44
Michael J. Earhart               Director--Marketing                                                                  34
Timothy C. Draper                Director                                                                             40
Eric J. Hautemont                Director                                                                             33
David F. Marquardt               Director                                                                             50
Standish H. O'Grady              Director                                                                             39

    JEFFREY C. SMITH, President and Chief Executive Officer and Chairman of the Board of Directors, is responsible for strategic planning and business development. Before founding Tumbleweed in June 1993, Mr. Smith held various senior positions in research and development with the following firms: Frame Technology from January 1991 to June 1993; Aion Corp. from January 1990 to January 1991; Hewlett Packard from June 1988 to June 1989; and IBM Scientific Research Center in Palo Alto from June 1987 to June 1988. Mr. Smith served as a lecturer in Software Engineering at Stanford University in 1988 and 1989. Mr. Smith holds a B.S. in Computer Science from Stanford University.

    DONALD N. TAYLOR, Vice President--International Sales, is responsible for Tumbleweed's international sales organization, including our sales teams in Europe and Japan. Before joining Tumbleweed in January 1999, Mr. Taylor gained extensive experience in international marketing, sales, and operations, through a number of senior executive positions at the following firms: Prism Solutions from August 1995 to October 1998; Oracle from January 1994 to July 1995; Sun Microsystems from November 1991 to December 1993; Netwise from October 1989 to September 1991; and Ingres from January 1987 to August 1989. Mr. Taylor holds a B.A. in History from Williams College.

    DONALD R. GAMMON, Vice President--North American Sales, is responsible for revenue and customer relationships in North America. Before joining Tumbleweed in February 1999, Mr. Gammon served as Executive Vice President of PostX Corporation from May 1997 to December 1998. He has also held senior management positions at the following firms: Interlink Computer Sciences from July 1994 to May 1997; Interactive Systems from November 1987 to April 1999; Inference Corporation from December 1984 to October 1987; and Metier Management Systems from July 1981 to November 1984. Mr. Gammon holds a B.S. in Management/Marketing from Oklahoma State University.

    JEAN-CHRISTOPHE D. BANDINI, Chief Technical Officer, serves as Tumbleweed's primary technical architect and oversees product development. Before founding Tumbleweed in 1993, Mr. Bandini was a Senior Software Engineer at Frame Technology from March 1991 to January 1993. Mr. Bandini's industry experience also includes engineering positions at Oracle from August 1989 to February 1991 and at IBM from March 1986 to October 1986. Mr. Bandini holds an Engineering Degree from Ecole Centrale Paris, and an M.S. in Computer Science from Stanford University.

    SHOMIT A. GHOSE, Vice President--Applications, is responsible for applications development, consulting services, marketing and company alliances. Before joining Tumbleweed in November 1998, Mr. Ghose served as Vice President of Worldwide Consulting at BroadVision, Inc. from June 1995 through October 1997 and as Senior Director, Business Development, at nCUBE from April 1990 through June 1995. Mr. Ghose was an engineer at Sun Microsystems, Inc., from January 1986 to January 1989 and at Metaphor Computer Systems, a company later acquired by IBM, from February 1983 to January 1986. Mr. Ghose holds a B.S. in Computer Science from the University of California at Berkeley.

    KERRY S. CHAMPION, Vice President--Engineering, is responsible for all aspects of engineering, including development, quality assurance, product management and documentation. Before joining Tumbleweed in February 1998, Mr. Champion served as a Senior Director of Engineering at BroadVision, Inc. from September 1995 to October 1996. Mr. Champion was one of the initial members of the Gain Technology engineering team from June 1989 to September 1995. Mr. Champion is a graduate of San Francisco State University with a degree in Operations Research.

    JOSEPH C. CONSUL, Vice President--Finance and Chief Financial Officer, is responsible for finance, operations, legal and human resources at Tumbleweed. Before joining Tumbleweed in June 1997, Mr. Consul was Vice President, Operations for Fractal Design Corporation from May 1996 to May 1997. From November 1991 to May 1996, Mr. Consul served as Vice President, Finance and Administration, CFO for Ray Dream, Inc. Mr. Consul has also held senior financial management positions at XA Systems Corporation from December 1989 to November 1991 and at Adobe Systems Corporation from February 1987 to November 1989. Mr. Consul received his M.B.A. from the University of Southern California, his B.S. from San Jose State University and is a licensed C.P.A.

    SHINJI EURA, General Manager--Tumbleweed Software, K.K., is responsible for the general management of our Japanese subsidiary. Before joining Tumbleweed in August 1998, Mr. Eura worked from July 1994 to September 1998 at DynaLab Japan Co., where he most recently served as a Director of Business Development. From April 1993 to June 1994, Mr. Eura served as a General Manager at I.S.T Co. From April 1991 to March 1993, Mr. Eura served as President of System Bank Corporation. From March 1990 to March 1991, Mr. Eura served as Executive Managing Director of NIHON UNISYS. Mr. Eura holds a B.S. in Statistics from the Tokyo College of Science.

    ROBERT A. KRAUSS, Vice President--Business Development, is responsible for building partnerships with organizations interested in providing Tumbleweed IME as a service offering. Before joining Tumbleweed in March 1997, Mr. Krauss served in various positions at Novell, Inc., ultimately as Director of Marketing from July 1994 to March 1997 and Director of North American Sales at SoftSolutions from September 1991 to July 1994. Mr. Krauss received a B.S. in Business Administration from LaSalle College in Philadelphia, PA.

    MARK R. PASTORE, Vice President--Corporate Development, is responsible for strategic technology and marketing and sales alliances. Over the course of Mr. Pastore's tenure at Tumbleweed, he has previously been responsible for finance and operations, business development, and strategic planning and alliances. Before joining Tumbleweed in September 1993, Mr. Pastore held various strategic marketing and finance positions at Sun Microsystems, Inc. from March 1991 to August 1993. Mr. Pastore holds a B.S. in Values, Technology, Science, and Society from Stanford University.

    MICHAEL J. EARHART, Director--Marketing, is responsible for all aspects of marketing, including strategic planning, positioning, industry relations and demand creation. Before joining Tumbleweed in June 1998, Mr. Earhart served as Director of Marketing at Fabrik Communications from July 1996 to January 1998. He has also served as Business Development Director for Server Technologies at Oracle from February 1995 to July 1996, and held various management and strategic marketing positions at Hewlett-Packard from 1987 to 1995. Mr. Earhart holds a B.A. in Economics from the University of California at Santa Barbara.

    BERNARD J. CASSIDY, General Counsel and Secretary, is responsible for the corporate and legal affairs of Tumbleweed. Before joining Tumbleweed in May 1999, Mr. Cassidy was in private practice at Wilson Sonsini Goodrich & Rosati from August 1992 to May 1999, and at Skadden, Arps, Slate Meagher & Flom LLP from July 1989 to July 1992. Mr. Cassidy received a J.D. from Harvard Law School, an M.A. in philosophy from the University of Toronto and a B.A. in Philosophy from Loyola University.

    TIMOTHY C. DRAPER has been a Director of Tumbleweed since August 1996. Mr. Draper is the Founder and Managing Director of Draper Fisher Jurvetson (formerly Draper Associates), formed in 1985. He currently serves on the boards of directors of PLX Technology, GoTo.com, and various private companies. Mr. Draper holds a B.S. in Electrical Engineering from Stanford University and an M.B.A. from Harvard Business School.

    ERIC J. HAUTEMONT has been a Director of Tumbleweed since October 1996. Mr. Hautemont is Managing Director of Ridge Ventures, a high technology venture fund dedicated to seed and early stage companies. Before starting Ridge Ventures in June 1998, Mr. Hautemont served as President of Fractal Design Corporation from June 1996 to January 1997. Before Fractal, Mr. Hautemont was co-founder, chairman and CEO of Ray Dream, Inc. from December 1989 to June 1996. He currently serves on the board of directors of Xenote Corporation. Mr. Hautemont holds a MSc. in Computer Science and Applied Mathematics from Enseeiht, University of Toulouse, France.

    DAVID F. MARQUARDT has been a Director of Tumbleweed since August 1997. Mr. Marquardt is a founding General Partner of August Capital, L.P., formed in 1995, and has been a General Partner of various Technology Venture Investors entities, which are private venture capital limited partnerships, since August 1980. Mr. Marquardt is a director of Microsoft Corporation, Netopia, Inc., iScansoft and various privately held companies. Mr. Marquardt received a B.S. in Mechanical Engineering from Columbia University and an M.B.A. from Stanford Graduate School of Business.

    STANDISH H. O'GRADY has been a Director of Tumbleweed since August 1997. Mr. O'Grady has been a Managing Director of H&Q Venture Associates, LLC, a venture capital firm, since its inception in July 1998. He previously served in various positions with Hambrecht & Quist Group's venture capital department since 1986, including Managing Director from 1994 to 1998. Earlier in his career, Mr. O'Grady was a process engineer with Intel Corporation. Mr. O'Grady is currently a director of various privately held companies. Mr. O'Grady holds a B.S.E. degree in Chemical Engineering from Princeton University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

CLASSIFIED BOARD OF DIRECTORS

    Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, before the consummation of the offering, three of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and two will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Jeffrey C. Smith has been designated a Class I director whose term expires at the

2000 annual meeting of stockholders. Eric J. Hautemont and Timothy C. Draper have been designated Class II directors whose term expires at the 2001 annual meeting of stockholders. David F. Marquardt and Standish H. O'Grady have been designated Class III directors whose term expires at the 2002 annual meeting of stockholders.

    Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

    We have established an Audit Committee and a Compensation Committee. The Audit Committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit Committee consists of Messrs. Draper and O'Grady. The Compensation Committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our stock option and other employee benefit plans. The Compensation Committee consists of Messrs. Hautemont and Marquardt.

DIRECTOR COMPENSATION

    We reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors of Tumbleweed. We currently do not pay fees to our directors for attendance at meetings or for their services as members of the board of directors. Under our 1993 Stock Option Plan, directors are eligible to receive stock option grants.

    On October 15, 1996 and September 15, 1998, the board of directors granted options to purchase an aggregate of 18,000 and 42,000, respectively, shares of common stock to Mr. Hautemont at an exercise price per share of $0.50. On May 27, 1999, the board of directors granted an option to purchase an aggregate of 60,000 shares of common stock to each continuing director at an exercise price per share equal to the price per share to the public in this offering, which shall be effective upon the consummation of this offering.

    Each non-employee director elected to the board of directors for the first time following this offering will receive upon this election an initial grant of options to purchase 15,000 shares of common stock at fair market value on the date of grant as well as an annual grant of options to purchase 5,000 shares for each year during the director's term. All of the foregoing options will have a five-year term and will vest immediately. The foregoing award of options will be granted automatically under the 1999 stock incentive plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee of Tumbleweed serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. See "Certain Relationships and Related Transactions" for a description of transactions between Tumbleweed and entities affiliated with members of the Compensation Committee.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table indicates information concerning compensation of our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer whose salary and bonus exceeded $100,000 for the year ended December 31, 1998. These executives are referred to as the Named Executive Officers elsewhere in this prospectus.

                                                                                                            LONG-TERM
                                                                                                          COMPENSATION
                                                                                                             AWARDS
                                                                                                          -------------
                                                                              ANNUAL COMPENSATION          SECURITIES
                                                                       ---------------------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                              YEAR     SALARY($)   BONUS($)     OPTIONS(#)
---------------------------------------------------------------------  ---------  ---------  -----------  -------------
Jeffrey C. Smith.....................................................       1998    115,000          --            --
  Founder, Chairman, President and Chief Executive Officer
Joseph C. Consul.....................................................       1998    130,333      12,100       147,000
  Vice President--Finance & Chief Financial Officer
Kerry S. Champion....................................................       1998    104,621      11,825       230,000
  Vice President--Engineering
Mark R. Pastore......................................................       1998    123,317       5,250       294,000
  Vice President--Corporate Development
Randy A. Atherton(1).................................................       1998    185,728          --        75,000(1)
  Vice President--Sales

------------------------

(1) Mr. Atherton resigned on March 31, 1999. This number excludes unvested shares that expired upon his resignation.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 1998 to the Named Executive Officers.

    In the fiscal year ended December 31, 1998, we granted options to purchase up to an aggregate of 1,320,250 shares to employees, directors and consultants. All options were granted under our 1993 Stock Option Plan at exercise prices at the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. All option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month for the next 36 months.

    The potential realizable values are based on an assumption that the price of our common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth of the shares of our common stock.

                                                       INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                     ------------------------------------------------------     VALUE AT ASSUMED
                                      NUMBER OF     PERCENT OF                               ANNUAL RATES OF STOCK
                                     SECURITIES    TOTAL OPTIONS                             PRICE APPRECIATION FOR
                                     UNDERLYING     GRANTED TO      EXERCISE                      OPTION TERM
                                       OPTION      EMPLOYEES IN       PRICE     EXPIRATION   ----------------------
NAME                                 GRANTED(#)     FISCAL YEAR     ($/SHARE)      DATE          5%         10%
-----------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------
Jeffrey C. Smith...................          --             --             --            --
Joseph C. Consul...................      25,000            1.9%     $    0.50     3/01/2008  $   20,361  $   34,422
                                         12,000            0.9           0.50     9/01/2008       9,773      15,562
Kerry S. Champion..................     180,000           13.6           0.50     3/16/2008     146,601     233,437
                                         50,000            3.8           0.50     9/01/2008      40,722      64,844
Mark R. Pastore....................      20,000            1.5           0.50     9/01/2007      16,289      25,937
                                         15,000            1.1           0.50     3/01/2008      12,217      19,453
                                         10,000            0.8           0.50     9/05/2008       8,144      12,969
Randy A. Atherton..................      75,000(1)          5.7          0.50     6/29/1999      61,084      97,265

------------------------

(1) Mr. Atherton resigned on March 31, 1999. This number excludes unvested shares that expired upon his resignation.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

    The following table describes for the Named Executive Officers the exercisable and unexercisable options held by them as of December 31, 1998. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1998.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                             OPTIONS HELD AT FISCAL     IN-THE-MONEY OPTIONS AT
                                                                   YEAR-END(#)            FISCAL YEAR-END($)
                                                            -------------------------  -------------------------
NAME                                                        EXERCISABLE UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----------------------------------------------------------  ----------  -------------  ----------  -------------
Jeffrey C. Smith..........................................          --            --           --            --
Joseph C. Consul..........................................      41,250       105,750           --            --
Kerry S. Champion.........................................          --       230,000           --            --
Mark R. Pastore...........................................     244,625        49,375       25,000            --
Randy A. Atherton.........................................          --       200,000           --            --

    The "Value of Unexercised In-the-Money Options at Fiscal Year End" is based on a value of $0.50 per share, the fair market value of our common stock as of December 31, 1998, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1993 Stock Option Plan.

1993 STOCK OPTION PLAN

    The 1993 Stock Option Plan was adopted by our board of directors on September 30, 1993, and approved by our stockholders on the same date for the benefit of our officers, directors and consultants. This plan has been amended, most recently on May 24, 1999, and this amendment was concurrently approved by our stockholders. This plan provides for the grant of incentive stock options and nonstatutory stock options. An aggregate of 3,618,500 shares of common stock is reserved for issuance under this plan. As of May 28, 1999, we had granted options to purchase an aggregate of 3,375,516 shares of common stock under this plan. We will not be granting options under this plan following the offering.

    In the event of certain mergers or consolidations of Tumbleweed, outstanding options will be assumed or similar options substituted. In the event outstanding options are not assumed or substituted for, these options will terminate if not exercised before the event. In the event of a dissolution or liquidation of Tumbleweed, outstanding options will terminate if not exercised before these events.

1999 OMNIBUS STOCK INCENTIVE PLAN

    The 1999 Omnibus Stock Incentive Plan was adopted by our board of directors
on May 27, 1999, and approved by our stockholders on          for the benefit of
the officers, directors, key employees, advisors and consultants. An aggregate of 4,381,500 shares of common stock is reserved for issuance under the plan, which provides for the issuance of stock-based incentive awards, including stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, deferred stock, and performance shares. An award may consist of one arrangement or benefit or two or more of them in tandem or in the alternative. Under this plan, awards covering no more than 80% of the shares reserved for issuance under the plan may be granted to any participant in any one year.

    This plan will initially be administered by the Compensation Committee, although it may be administered by either our board of directors or any committee of our board of directors (the board or committee being sometimes referred to as the plan administrator). The plan administrator may interpret this plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of this plan. This plan permits the plan administrator to select the officers, directors, key employees, advisors and consultants (including directors who are also employees) who will receive awards and generally to determine the terms and conditions of those awards.

    We may issue two types of stock options under this plan: incentive stock options, or ISOs, which are intended to qualify under the Internal Revenue Code of 1986, as amended, and non-qualified stock options, or NSOs. The option price of each ISO granted under this plan must be at least equal to the fair market value of a share of common stock on the date the ISO is granted.

    Stock appreciation rights, or SARs, and limited stock appreciation rights may be granted under this plan either alone or in conjunction with all or part of any stock option granted under this plan. An SAR granted under this plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator. A limited stock appreciation right granted under this plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the change in control price of a share of common stock over a specified price fixed by the plan administrator. A limited stock appreciation right may only be exercised within the 30-day period following a change in control.

    Restricted stock, deferred stock and performance shares may be granted under this plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted stock, deferred stock and performance shares. Participants with restricted stock and preferred shares generally have all of the rights of a stockholder. With respect to deferred stock, during the deferral period, subject to the terms and conditions imposed by the plan administrator, the deferred stock units may be credited with dividend equivalent rights. If the performance goals and other restrictions are not attained, the participant will forfeit his or her shares of restricted stock, deferred stock and/or performance shares.

    In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of common stock, the plan administrator may make an equitable substitution or proportionate adjustment in the number and type of shares authorized by this plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices. In addition, the plan administrator, in its discretion, may terminate all awards with payment of cash or in-kind consideration.

    The terms of this plan provide that the plan administrator may amend, suspend or terminate this plan at any time, provided, however, that some amendments require approval of our stockholders. Further, no action may be taken which adversely affects any rights under outstanding awards without the holder's consent.

    Each non-employee director elected to the board of directors for the first time following this offering will receive upon this election an initial grant of options to purchase 15,000 shares of common stock at fair market value on the date of grant as well as an annual grant of options to purchase 5,000 shares for each year during the director's term. All of the foregoing options will have a five-year term and will vest immediately. The foregoing award of options will be granted automatically under this Plan.

1999 EMPLOYEE STOCK PURCHASE PLAN

    The board of directors adopted our 1999 Employee Stock Purchase Plan, which was approved by our board of directors on May 27, 1999 and approved by our
stockholders on          , which allows eligible employees to purchase our
common stock at a discount from fair market value. A total of 500,000 shares of common stock has been reserved for issuance under this plan for each fiscal year occurring during the term of the plan.

    This plan will be administered by our board of directors, or a specifically designated committee of the board of directors (this board or committee is sometimes referred to as the plan administrator). The plan administrator may interpret the plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the plan.

    This plan contains offering periods that commence on the first trading day on or after May 15 and November 15 of each year and end on the last trading day before the commencement of the next offering period; provided, however, that the first offering period under the plan will commence upon the completion of this offering and end on the trading day on or before May 14, 2000.

    Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted the right to purchase stock under this plan if the employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) holds rights to purchase stock under any of our employee stock purchase plans that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year. This plan permits each employee to purchase common stock through payroll deductions of up to 15% of the employee's "compensation." Compensation is defined as the employee's base salary, exclusive of any bonus, fee, overtime pay, severance pay, expenses or other special emolument or any credit or benefit under any of our employee plans. The maximum number of shares an employee may purchase during a single offering period is 2,500 shares.

    Amounts deducted and accumulated by the employee are used to purchase shares of common stock at the end of each offering period. The price of the common stock offered under this plan is an amount equal to 85% of the lower of the fair market value of the common stock at the beginning or at the end of each offering period. Employees may end their participation in this plan at any time during an offering period, in which event, any amounts withheld through payroll deductions and not otherwise used to purchase shares will be returned to them. Participation ends automatically upon termination of employment with us.

    Rights granted under this plan are not transferable by an employee other than by will or the laws of descent and distribution. This plan provides that, in the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of our common stock, the plan administrator will conclusively determine the appropriate equitable adjustments. This plan will terminate in 2009. Our board of directors has the authority to amend or terminate this plan, except that no amendment or termination may adversely affect any outstanding rights under this plan.

EMPLOYMENT AGREEMENTS

    We have not entered into employment agreements with our Named Executive Officers, and their employment may be terminated at any time at the discretion of our board of directors.

    The option agreements of Joseph Consul, Donald Gammon, Donald Taylor, Bernard Cassidy and Kerry Champion provide for the acceleration of a portion of their stock options upon the occurrence of specified changes in control of Tumbleweed.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derives an improper personal benefit.

    Our certificate of incorporation and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Tumbleweed under the foregoing provisions, or otherwise, Tumbleweed has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    We intend to enter into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our charter and bylaws. These agreements, among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since January 1, 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than:

    - compensation arrangements, which are described where required under "Management," and

    - the transactions described below.

    SERIES C PREFERRED STOCK FINANCING ROUND. In February and May 1999, we sold shares of Series C preferred stock, at a purchase price of $3.58 per share, to the following investors, among others:

    - 3,914,989 shares of Series C Preferred Stock to Hikari Tsushin, Inc.

    - 1,118,569 shares of Series C Preferred Stock to United Parcel Service General Services Co.

    - 165,093 shares of Series C Preferred Stock to August Capital, L.P.

    - 154,351 shares of Series C Preferred Stock to Draper Fischer Associates Fund III, or to entities affiliated with it.

    - 112,159 shares of Series C Preferred Stock to Adobe Ventures II, L.P.

    SERIES B PREFERRED STOCK FINANCING ROUND. In August and September 1997, we sold shares of Series B preferred stock, at a purchase price of $1.99 per share, to the following investors, among others:

    - 1,762,336 shares of Series B Preferred Stock to August Capital, L.P.

    - 427,996 shares of Series B Preferred Stock to Draper Fischer Associates Fund III.

    - 1,258,812 shares of Series B Preferred Stock to Adobe Ventures II, L.P.

    - 12,588 shares of Series B Preferred Stock to Jeffrey C. Smith, our President and Chief Executive Officer, and Chairman of our board of directors.

    SERIES A PREFERRED STOCK FINANCING ROUND. In August and September 1996, we sold shares of Series A preferred stock, at a purchase price of $1.38 per share, to the following investors, among others:

    - 103,623 shares of Series A Preferred Stock to Jeffrey C. Smith, our President and Chief Executive Officer, and Chairman of our board of directors.

    - 90,580 shares of Series A Preferred Stock to Jean-Christophe D. Bandini, our Chief Technical Officer, and a member of our board of directors.

    - 1,304,348 shares of Series A Preferred Stock to Draper Fischer Associates Fund III, or to entities affiliated with it.

    - 90,580 shares of Series A Preferred Stock to August Capital, L.P.

    Each of August Capital, L.P., Draper Fischer Associates Fund III, Adobe Ventures II, L.P., Hikari Tsushin, Inc. and United Parcel Service General Services Co., or their affiliated entities, is a 5% or greater shareholder of us. In addition, August Capital, L.P., Draper Fischer Associates Fund III and Adobe Ventures II, L.P. designate a representative to our board of directors.

    HIKARI LICENSE AGREEMENT. On March 31, 1999, we entered into a one-year License and Distribution Agreement with Hikari Tsushin, Inc. During the three months ended March 31, 1999, the

Company recognized approximately $388,000 of revenue associated with the perpetual license fee and distribution rights from Hikari, less a deferral for 90 days of maintenance of approximately $30,000.

    INVESTORS' RIGHTS AGREEMENT. Tumbleweed has entered into an Investors' Rights Agreement with all of the purchasers of preferred stock and its founders. The agreement provides for information rights, board participation, and registration rights in favor of the purchasers and founders. These registration rights survive the closing of this offering. See "Description of Capital Stock--Registration Rights."

    INDEMNITY AGREEMENTS. Tumbleweed intends to enter into indemnity agreements with each of its offers and directors. See "Management--Limitation of Liability and Indemnification."

    ENGAGEMENT OF LEGAL COUNSEL. Gregory C. Smith, the brother of Jeffrey C. Smith, the President and Chief Executive Officer of Tumbleweed and Chairman of our board of directors, is a partner of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which began providing legal services to Tumbleweed in July 1998. Before that time, Gregory Smith was a partner of the law firm of Cooley Godward LLP, which provides legal services to Tumbleweed as well. The total fees paid to Skadden, Arps in 1998 was $11,281. The total fees paid to Cooley Godward in 1998, 1997 and 1996 were $326,442, $174,515 and $57,616, respectively. The rates charged for services provided generally were equal to or more favorable than the rates generally charged by these firms. Gregory Smith acted as Secretary of Tumbleweed during these periods.

                             PRINCIPAL STOCKHOLDERS

    The following table indicates information as of May 28, 1999 regarding the beneficial ownership of Tumbleweed common stock by: (a) each person known to the board of directors to own beneficially 5% or more of our common stock; (b) each of our directors; (c) the Named Executive Officers; and (d) all of our directors and executive officers as a group. Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be. Except as otherwise noted below, the address for each person listed on the table is c/o Tumbleweed Software Corporation, 2010 Broadway, Redwood City, California 94063.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

    Percentage ownership calculations are based on 16,985,487 shares of common stock outstanding as of May 28, 1999 (which does not include the exercise of warrants on consummation of this offering). To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.

                                                                                                PERCENT OF SHARES
                                                                                                   OUTSTANDING
                                                                          NUMBER OF SHARES   ------------------------
                                                                            BENEFICIALLY     BEFORE THE    AFTER THE
NAME                                                                            OWNED         OFFERING     OFFERING
------------------------------------------------------------------------  -----------------  -----------  -----------
Hikari Tsushin, Inc.....................................................       3,914,989          23.0%
  22F Ohtemachi Nomura Bldg.
  2-1-1 Ohtemachi, Chiyoda-ku, Tokyo
August Capital, L.P.....................................................       2,018,009(1)        11.9
David F. Marquardt
  2480 Sand Hill Road, Suite 101
  Menlo Park, CA 94025
Draper Fisher Entities..................................................       1,886,695(2)        11.1
Timothy C. Draper
  400 Seaport Court, Suite 250
  Redwood City, CA 94063
Adobe Ventures II, L.P..................................................       1,370,971            8.1
  One Bush Street
  San Francisco, CA 94104
United Parcel Service General Services Co...............................       1,118,569            6.6
  55 Glenlake Parkway NE
  Atlanta, Georgia 30328
Jeffrey C. Smith........................................................       2,017,877           11.8
Jean-Christophe D. Bandini..............................................       1,994,580           11.7
Randy A. Atherton.......................................................          75,000              *
Kerry S. Champion.......................................................          60,000(3)           *
Joseph C. Consul........................................................          68,164(3)           *
Mark R. Pastore.........................................................         257,661(3)         1.5
Eric J. Hautemont.......................................................          38,616(3)           *
Standish H. O'Grady.....................................................       1,644,567(4)         9.7
Executive officers and directors as a group (16 persons)................      10,198,365(5)        60.0

--------------------------
*   Less than 1% of the outstanding shares of common stock.

(1) Voting and dispositive power over the shares is held by all the general partners of August Capital, L.P. Mr. Marquardt is a General Partner at August Capital, L.P. and as such may be deemed to share voting and investment power with respect to these shares. However, Mr. Marquardt disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest arising from his interest in August Capital, L.P.

(2) Includes 159,858 shares held by Draper Associates II, L.P.; 401,888 shares held by Draper Fisher Associates Fund; 1,219,611 shares held by Draper Fisher Associates Fund III, and 105,338 shares held by Draper Fisher Partners, L.L.C. Voting and dispositive power over the shares is held by all the general partners of Draper Fisher Jurvetson (formerly Draper Associates). Mr. Draper is Managing Partner at Draper Fisher Jurvetson and as such may be deemed to share voting and investment power with respect to these shares. However, Mr. Draper disclaims beneficial ownership of all these shares, except to the extent of his pecuniary interest arising from his interest in these entities.

(3) The following table indicates those people whose total number of beneficially owned shares include shares subject to options exercisable within 60 days of May 28, 1999:

                                                                                    SHARES SUBJECT TO
                                                                                         OPTIONS
                                                                                 ------------------------
Kerry S. Champion..............................................................             15,000
Joseph C. Consul...............................................................             63,333
Mark R. Pastore................................................................              3,229
Eric J. Hautemont..............................................................              1,500

(4) Includes 1,370,971 shares held by Adobe Ventures II, L.P. and 273,596 shares held by H&Q Tumbleweed Investors, L.P. Voting and dispositive power over the shares held by H&Q Tumbleweed Investors, L.P. is held by all members of H&Q Venture Associates, L.L.C. Voting and dispositive power over the shares held by Adobe Ventures II, L.P. is held by all members of H&Q Adobe Ventures Management II, L.L.C. Mr. O'Grady is a member of H&Q Venture Associates, L.L.C. and H&Q Adobe Ventures Management II, L.L.C. and may be deemed to share voting and investment power with respect to these shares. However, Mr. O'Grady disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest arising from his interest in these entities.

(5) Includes 435,978 shares issuable pursuant to the exercise of stock options exercisable within 60 days of May 28, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the consummation of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The following description summarizes information regarding our capital stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws.

COMMON STOCK

    Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock are entitled to receive ratably the dividends, if any, declared from time to time by the board of directors out of legally available funds. See "Dividend Policy." Holders of common stock have no conversion, redemption or preemptive rights to subscribe to any of Tumbleweed's securities. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

PREFERRED STOCK

    The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. We cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, the effects could include one or more of the following:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control of us without further action by the stockholders.

    Upon the consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    Upon completion of the offering, the holders of an aggregate of
approximately          shares of common stock and the holder of a warrant dated
November 30, 1998 to purchase preferred stock convertible into 20,973 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act of 1933, as amended, or the Securities Act. Under the terms of the agreements providing registration rights, if Tumbleweed proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of this registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration. These registration rights have been waived with respect to this offering. Holders of these rights may also require Tumbleweed to file a registration statement under the Securities Act at its expense with respect to their shares of common stock, and Tumbleweed is required to use its best efforts to effect this registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require Tumbleweed to file additional registration statements on Form S-3, subject to conditions and limitations.

DELAWARE ANTI-TAKEOVER LAW

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) before the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding stock, or (iii) on or after the date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

TRANSFER AGENT AND REGISTRAR

               will serve as Transfer Agent and Registrar for our common stock.
Its phone number is              .

LISTING

    We intend to apply to list the common stock on the Nasdaq Stock Market's National Market under the trading symbol "TMWD."

                        SHARES ELIGIBLE FOR FUTURE SALE

    We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will depress the market price for our common stock or our ability to raise capital by offering equity securities. Sales of substantial amounts of common stock, or the perception that these sales could occur, may depress prevailing market prices for the common stock.

    After this offering, approximately          shares of common stock will be
outstanding. All of the shares sold in this offering will be freely tradeable except for any shares purchased by affiliates of Tumbleweed. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market as follows:

DATE OF AVAILABILITY FOR SALE                                                                    NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
At various times prior to February    , 2000...................................................
February    , 2000 (180 days after the offering date)..........................................
At various times thereafter upon expiration of applicable holding periods......................

    Credit Suisse First Boston may release all or a portion of the shares subject to this lockup agreement at any time without notice. See "Underwriting" and "Shares Eligible for Future Sale."

    In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Credit Suisse First Boston Corporation.

    We intend to file a Registration Statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of May 28, 1999, options to purchase a total 2,226,963 shares were outstanding under our stock option plans. Common stock issued upon exercise of outstanding vested options, other than common stock issued to our affiliates is available for immediate resale in the open market.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 1999, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Hambrecht & Quist LLC and ING Baring Furman Selz LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                                                     NUMBER
                                  Underwriters                                     OF SHARES
---------------------------------------------------------------------------------  ----------
Credit Suisse First Boston Corporation...........................................
Hambrecht & Quist LLC............................................................
ING Baring Furman Selz LLC.......................................................

  Total..........................................................................

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    We have granted to the underwriters a 30-day option from the date of this
prospectus to purchase on a pro rata basis up to            additional shares at
the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.

    The underwriters propose to offer the shares to the public initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a concession of $     per share. The underwriters and
selling group members may allow a discount of $     per share on sales to other
broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                                Per share                       Total
                                                       ----------------------------  ----------------------------
                                                          WITHOUT         WITH          Without         With
                                                       OVERALLOTMENT  OVERALLOTMENT  Overallotment  Overallotment
                                                       -------------  -------------  -------------  -------------
Underwriting discounts
  and commissions paid by us.........................    $              $              $              $
Expenses payable by us...............................    $              $              $              $

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We, our officers and directors and substantially all of our other securityholders have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, or publicly disclose the intention to make any such offer, sale, pledge or disposal, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days from the date of this prospectus, subject to limited exceptions.

    The underwriters have reserved for sale, at the initial public offering
price, up to            shares of the common stock for employees, directors and
other persons associated with us that have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

    We have applied to list our shares on The Nasdaq Stock Market's National Market under the symbol "TMWD."

    Before this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiation between the representatives and us. The principal factors considered in determining the public offering price included: the information in this prospectus and available to the representatives; the history and the prospects for the industry in which we will compete; our management's ability; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Entities affiliated with Hambrecht & Quist LLC purchased an aggregate of 22,432 shares of Series C preferred stock of Tumbleweed, on the same terms as other investors in a private placement by Tumbleweed in February 1999, for a total purchase price of $80,216. In addition, Hambrecht & Quist LLC received from us a fee of approximately $1,080,000 and a warrant to purchase 75,503 shares of Series C preferred stock at a price of $3.58 per share for acting as placement agent in connection with the private placement of our Series C preferred stock.

    Curtis Smith, an associate of ING Baring Furman Selz LLC, is the brother of Jeffrey C. Smith, the Chairman, President and Chief Executive Officer of Tumbleweed.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice before any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, the purchaser is purchasing as principal and not as agent, and (3) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the shares of common stock being offered will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California. Gregory C. Smith, a partner at Skadden, Arps, beneficially owns 54,246 shares of common stock. Selected legal matters in connection with this offering will be passed upon for the underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

                                    EXPERTS

    The consolidated financial statements of Tumbleweed as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered. This prospectus does not contain all of the information described in the registration statement and the related exhibits and schedules. For further information with respect to Tumbleweed and the common stock being offered, reference is made to the registration statement and the related exhibits and schedule. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the reference. A copy of the registration statement and the related exhibits and schedule may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Commission. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

    Tumbleweed intends to provide its stockholders with annual reports containing combined financial statements audited by an independent accounting firm and quarterly reports containing unaudited combined financial data for the first three quarters of each year.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of KPMG LLP, Independent Auditors...................................................................         F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999 (unaudited)................         F-3

Consolidated Statements of Operations for the years ended December 31, 1996, 1997 and 1998 and the three
  months ended March 31, 1998 and 1999 (unaudited).........................................................         F-4

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1997 and 1998 and
  the three months ended March 31, 1999 (unaudited)........................................................         F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 and the three
  months ended March 31, 1998 and 1999 (unaudited).........................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                      FORM OF INDEPENDENT AUDITORS' REPORT

    When the reincorporation of the Company in Delaware described in Note 10 of the Notes to the Consolidated Financial Statements has been consummated, we will be in a position to render the following report.

                                                                [KPMG Signature]

San Francisco, California
May 28, 1999

The Board of Directors and Stockholders
Tumbleweed Software Corporation:

    We have audited the accompanying consolidated balance sheets of Tumbleweed Software Corporation (the Company) and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tumbleweed Software Corporation and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

San Francisco, California
March 18, 1999, except as to Note 10 which is as of          , 1999

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                       DECEMBER 31,          MARCH 31, 1999
                                                                                   --------------------  ----------------------
                                                                                     1997       1998      ACTUAL     PRO FORMA
                                                                                   ---------  ---------  ---------  -----------
                                                                                                              (UNAUDITED)
                                                            ASSETS
Current assets:
  Cash and cash equivalents......................................................  $   6,310  $     698  $  13,823   $  13,823
  Accounts receivable............................................................        281        281        899         899
  Prepaid expenses and other current assets......................................        142        166        274         274
                                                                                   ---------  ---------  ---------  -----------
      Total current assets.......................................................      6,733      1,145     14,996      14,996
Property and equipment, net......................................................        382        472        620         620
Other assets.....................................................................         --        108         35          35
                                                                                   ---------  ---------  ---------  -----------
      Total assets...............................................................  $   7,115  $   1,725  $  15,651   $  15,651
                                                                                   ---------  ---------  ---------  -----------
                                                                                   ---------  ---------  ---------  -----------

                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................................  $     200  $     136  $     181   $     181
  Current installments of equipment line.........................................         --        141        210         210
  Accrued liabilities............................................................        337        448        675         675
  Deferred revenues..............................................................        308        130        357         357
                                                                                   ---------  ---------  ---------  -----------
      Total current liabilities..................................................        845        855      1,423       1,423
Equipment line, excluding current installments...................................         --        369        405         405
                                                                                   ---------  ---------  ---------  -----------
Commitments
Stockholders' equity:
  Preferred stock, $0.001 par value; no shares authorized, issued, or outstanding as of December 31, 1997 and 1998 and March 31, 1999; 10,000,000 shares authorized, none issued or outstanding on a pro forma basis as of March 31,
    1999.........................................................................         --         --         --          --
  Convertible preferred stock (29,000,000 shares authorized):
    Series A, $0.001 par value; 2,700,000 shares designated; 2,657,971 shares issued and outstanding as of December 31, 1997 and 1998 and March 31, 1999,
      and none outstanding on a pro forma basis as of March 31, 1999 (aggregate
      liquidation preference of $3,668 as of December 31, 1998)..................          3          3          3          --
    Series B, $0.001 par value; 4,250,000 shares designated; 4,065,960, 4,065,960 and 4,080,960 shares issued and outstanding as of December 31, 1997 and
      1998 and March 31, 1999, and none outstanding on a pro forma basis as of
      March 31, 1999 (aggregate liquidation preference of $8,105 as of December
      31, 1998)..................................................................          4          4          4          --
    Series C, $0.001 par value; 6,000,000 shares designated; 4,460,885 shares issued and outstanding as of March 31, 1999, and none outstanding on a pro forma basis as of March 31, 1999 (aggregate liquidation preference of
      $15,952 as of December 31, 1998)...........................................         --         --          4          --
  Common stock, $0.001 par value; 43,000,000 shares authorized; 4,035,000,
    4,209,535 and 4,256,241 shares issued and outstanding as of December 31,
    1997, 1998 and March 31, 1999, respectively; 100,000,000 shares authorized, issued and outstanding on a pro forma basis as of March 31,
    1999.........................................................................          4          4          4          15
  Additional paid-in capital.....................................................     11,530     11,680     29,050      29,050
  Deferred compensation expense..................................................         --         --     (2,257)     (2,257)
  Accumulated other comprehensive income (loss)..................................         --         (2)         2           2
  Accumulated deficit............................................................     (5,271)   (11,188)   (12,987)    (12,987)
                                                                                   ---------  ---------  ---------  -----------
      Total stockholders' equity.................................................      6,270        501     13,823      13,823
                                                                                   ---------  ---------  ---------  -----------
      Total liabilities and stockholders' equity.................................  $   7,115  $   1,725  $  15,651   $  15,651
                                                                                   ---------  ---------  ---------  -----------
                                                                                   ---------  ---------  ---------  -----------

          See accompanying notes to consolidated financial statements.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                THREE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,           MARCH 31,
                                                              -------------------------------  --------------------
                                                                1996       1997       1998       1998       1999
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Revenue:
  License...................................................  $     261  $     359  $     885  $     304  $     518
  Services..................................................        336        250        910        146        175
  Sale of technology........................................         --        120        220         --         --
                                                              ---------  ---------  ---------  ---------  ---------
    Total revenue...........................................        597        729      2,015        450        693
Cost of revenue:
  License cost..............................................         15         63        194         41         46
  Services cost.............................................        124         45        737        121        228
                                                              ---------  ---------  ---------  ---------  ---------
    Total cost of revenue...................................        139        108        931        162        274
                                                              ---------  ---------  ---------  ---------  ---------
  Gross profit..............................................        458        621      1,084        288        419
                                                              ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development..................................        634      1,846      2,021        457        819
  Sales and marketing.......................................        649      2,593      4,049      1,081      1,055
  General and administrative................................        372        792      1,080        275        274
  Stock compensation........................................         --         --         --         --         68
                                                              ---------  ---------  ---------  ---------  ---------
    Total operating expenses................................      1,655      5,231      7,150      1,813      2,216
                                                              ---------  ---------  ---------  ---------  ---------
    Operating loss..........................................     (1,197)    (4,610)    (6,066)    (1,525)    (1,797)
  Other income (expense), net...............................         41        165        149         81         (2)
                                                              ---------  ---------  ---------  ---------  ---------
    Net loss................................................  $  (1,156)    (4,445)    (5,917)    (1,444)    (1,799)
  Translation adjustment....................................         --         --         (2)        --          4
                                                              ---------  ---------  ---------  ---------  ---------
    Comprehensive loss......................................  $  (1,156) $  (4,445) $  (5,919) $  (1,444) $  (1,795)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Net loss per share--basic and diluted.......................  $   (0.32) $   (1.33) $   (1.56) $   (0.40) $   (0.44)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Weighted average shares--basic and diluted..................      3,598      3,331      3,797      3,628      4,092
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998 AND THE THREE MONTHS ENDED MARCH
                              31, 1999 (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              CONVERTIBLE PREFERRED STOCK
                                                          -------------------------------------------------------------------
                                                                SERIES A               SERIES B               SERIES C
                                                          ---------------------  ---------------------  ---------------------
                                                           SHARES      AMOUNT     SHARES      AMOUNT     SHARES      AMOUNT
                                                          ---------  ----------  ---------  ----------  ---------  ----------
Balances, December 31, 1995.............................         --  $       --         --  $       --         --  $       --
Net loss prior to August 24, 1996.......................         --          --         --          --         --          --
Issuance of Series A preferred stock....................  2,657,971           3         --          --         --          --
Net loss subsequent to August 24, 1996..................         --          --         --          --         --          --
                                                          ---------  ----------  ---------  ----------  ---------  ----------
Balances, December 31, 1996.............................  2,657,971           3         --          --         --          --
Issuance of Series B preferred stock, net of issuance
  costs of $47..........................................         --          --  4,065,960           4         --          --
Issuance of Series B preferred stock warrant............         --          --         --          --         --          --
Issuance of stock options to nonemployees...............         --          --         --          --         --          --
Net loss................................................         --          --         --          --         --          --
                                                          ---------  ----------  ---------  ----------  ---------  ----------
Balances, December 31, 1997.............................  2,657,971           3  4,065,960           4         --          --
Issuance of stock options to nonemployees...............         --          --         --          --         --          --
Issuance of common stock upon exercise of stock
  options...............................................         --          --         --          --         --          --
Issuance of Series C preferred stock warrant............         --          --         --          --         --          --
Foreign currency translation adjustment.................         --          --         --          --         --          --
Net loss................................................         --          --         --          --         --          --
                                                          ---------  ----------  ---------  ----------  ---------  ----------
Balances, December 31, 1998.............................  2,657,971           3  4,065,960           4         --          --
Issuance of common stock upon exercise of stock options
  (unaudited)...........................................         --          --         --          --         --          --
Issuance of Series B preferred stock in exchange for
  services(unaudited)...................................         --          --     15,000          --         --          --
Issuance of Series C preferred stock and warrants, net
  of issuance costs of $1,097 (unaudited)...............         --          --         --          --  4,454,385           4
Issuance of Series C preferred stock in exchange for
  services (unaudited)..................................         --          --         --          --      6,500          --
Foreign currency translation adjustment (unaudited).....         --          --         --          --         --          --
Deferred compensation expense on stock option issuances
  (unaudited)...........................................         --          --         --          --         --          --
Amortization of deferred compensation expense
  (unaudited)...........................................         --          --         --          --         --          --
Net loss (unaudited)....................................         --          --         --          --         --          --
                                                          ---------  ----------  ---------  ----------  ---------  ----------
Balances, March 31, 1999 (unaudited)....................  2,657,971  $        3  4,080,960  $        4  4,460,885  $        4
                                                          ---------  ----------  ---------  ----------  ---------  ----------
                                                          ---------  ----------  ---------  ----------  ---------  ----------


                                                                                                                 ACCUMULATED
                                                              COMMON STOCK       ADDITIONAL      DEFERRED           OTHER
                                                          ---------------------    PAID IN     COMPENSATION     COMPREHENSIVE
                                                           SHARES      AMOUNT      CAPITAL        EXPENSE       INCOME (LOSS)
                                                          ---------  ----------  -----------  ---------------  ---------------
Balances, December 31, 1995.............................  4,035,000  $        4   $     137      $      --        $      --
Net loss prior to August 24, 1996.......................         --          --        (331)            --               --
Issuance of Series A preferred stock....................         --          --       3,665             --               --
Net loss subsequent to August 24, 1996..................         --          --          --             --               --
                                                          ---------  ----------  -----------       -------           ------
Balances, December 31, 1996.............................  4,035,000           4       3,471             --               --
Issuance of Series B preferred stock, net of issuance
  costs of $47..........................................         --          --       8,024             --               --
Issuance of Series B preferred stock warrant............         --          --          28             --               --
Issuance of stock options to nonemployees...............         --          --           7             --               --
Net loss................................................         --          --          --             --               --
                                                          ---------  ----------  -----------       -------           ------
Balances, December 31, 1997.............................  4,035,000           4      11,530             --               --
Issuance of stock options to nonemployees...............         --          --           8             --               --
Issuance of common stock upon exercise of stock
  options...............................................    174,535          --          87             --               --
Issuance of Series C preferred stock warrant............         --          --          55             --               --
Foreign currency translation adjustment.................         --          --          --             --               (2)
Net loss................................................         --          --          --             --               --
                                                          ---------  ----------  -----------       -------           ------
Balances, December 31, 1998.............................  4,209,535           4      11,680             --               (2)
Issuance of common stock upon exercise of stock options
  (unaudited)...........................................     46,706          --          23             --               --
Issuance of Series B preferred stock in exchange for
  services(unaudited)...................................         --          --          54             --               --
Issuance of Series C preferred stock and warrants, net
  of issuance costs of $1,097 (unaudited)...............         --          --      14,945             --               --
Issuance of Series C preferred stock in exchange for
  services (unaudited)..................................         --          --          23             --               --
Foreign currency translation adjustment (unaudited).....         --          --          --             --                4
Deferred compensation expense on stock option issuances
  (unaudited)...........................................         --          --       2,325         (2,325)              --
Amortization of deferred compensation expense
  (unaudited)...........................................         --          --          --             68               --
Net loss (unaudited)....................................         --          --          --             --               --
                                                          ---------  ----------  -----------       -------           ------
Balances, March 31, 1999 (unaudited)....................  4,256,241  $        4   $  29,050      $  (2,257)       $       2
                                                          ---------  ----------  -----------       -------           ------
                                                          ---------  ----------  -----------       -------           ------


                                                                             TOTAL
                                                           ACCUMULATED   STOCKHOLDERS'
                                                             DEFICIT        EQUITY
                                                          -------------  -------------
Balances, December 31, 1995.............................    $      --      $     141
Net loss prior to August 24, 1996.......................           --           (331)
Issuance of Series A preferred stock....................           --          3,668
Net loss subsequent to August 24, 1996..................         (826)          (826)
                                                          -------------  -------------
Balances, December 31, 1996.............................         (826)         2,652
Issuance of Series B preferred stock, net of issuance
  costs of $47..........................................           --          8,028
Issuance of Series B preferred stock warrant............           --             28
Issuance of stock options to nonemployees...............           --              7
Net loss................................................       (4,445)        (4,445)
                                                          -------------  -------------
Balances, December 31, 1997.............................       (5,271)         6,270
Issuance of stock options to nonemployees...............           --              8
Issuance of common stock upon exercise of stock
  options...............................................           --             87
Issuance of Series C preferred stock warrant............           --             55
Foreign currency translation adjustment.................           --             (2)
Net loss................................................       (5,917)        (5,917)
                                                          -------------  -------------
Balances, December 31, 1998.............................       11,188)           501
Issuance of common stock upon exercise of stock options
  (unaudited)...........................................           --             23
Issuance of Series B preferred stock in exchange for
  services(unaudited)...................................           --             54
Issuance of Series C preferred stock and warrants, net
  of issuance costs of $1,097 (unaudited)...............           --         14,949
Issuance of Series C preferred stock in exchange for
  services (unaudited)..................................           --             23
Foreign currency translation adjustment (unaudited).....           --              4
Deferred compensation expense on stock option issuances
  (unaudited)...........................................           --             --
Amortization of deferred compensation expense
  (unaudited)...........................................           --             68
Net loss (unaudited)....................................       (1,799)        (1,799)
                                                          -------------  -------------
Balances, March 31, 1999 (unaudited)....................    $ (12,987)     $  13,823
                                                          -------------  -------------
                                                          -------------  -------------

          See accompanying notes to consolidated financial statements.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                        THREE MONTHS ENDED
                                                                         YEARS ENDED DECEMBER 31,           MARCH 31,
                                                                      -------------------------------  --------------------
                                                                        1996       1997       1998       1998       1999
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss..........................................................  $  (1,156) $  (4,445) $  (5,917) $  (1,444) $  (1,799)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Compensation for grant of non-employee stock options and warrant
      issuances.....................................................         --         34          8         --         77
    Amortization of deferred stock compensation expense.............         --         --         --         --         68
    Depreciation....................................................         29        121        201         43         66
    Amortization of debt discount...................................         --         --         12         --         43
    Changes in operating assets and liabilities:
      Accounts receivable...........................................          7       (204)        --        119       (618)
      Prepaid expenses and other current assets.....................        (46)      (101)       (24)        10       (108)
      Accounts payable and accrued liabilities......................        132        374         47         72        272
      Deferred revenues.............................................         74        204       (178)      (135)       227
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash used in operating activities.......................       (960)    (4,017)    (5,851)    (1,335)    (1,772)
                                                                      ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
    Purchase of furniture and equipment.............................       (134)      (352)      (291)       (34)      (214)
    Other long-term assets..........................................         --         --       (108)        --         73
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash used in investing activities.......................       (134)      (352)      (399)       (34)      (141)
                                                                      ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
    Borrowings on equipment line....................................         --         --        553         --      1,113
    Payments on equipment line......................................         --         --         --         --     (1,051)
    Proceeds from issuance of preferred stock and warrants, net.....      3,668      8,028         --          7     14,949
    Issuance of common stock upon exercise of stock options.........         --         --         87         47         23
    Payments on stockholder note payable............................        (50)       (19)        --         --         --
    Borrowing on stockholder note payable...........................         65         --         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash provided by financing activities...................      3,683      8,009        640         54     15,034
                                                                      ---------  ---------  ---------  ---------  ---------
Effect of exchange rate fluctuations................................         --         --         (2)        --          4
                                                                      ---------  ---------  ---------  ---------  ---------
Net (decrease) increase in cash and cash equivalents................      2,589      3,640     (5,612)    (1,315)    13,125
Cash and cash equivalents, beginning of year/period.................         81      2,670      6,310      6,310        698
                                                                      ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of year/period.......................  $   2,670  $   6,310  $     698  $   4,995  $  13,823
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid during the year/period for interest.....................  $      --  $      --  $      25  $      --  $      69
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  Noncash investing and financing activities--
    Issuance of warrants and options for services, debt issuance
      costs or equity offering costs................................  $      --  $      34  $      63  $      --  $     194
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
    Compensation expense associated with stock option activity......  $      --  $      --  $      --  $      --  $   2,325
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Tumbleweed Software Corporation (the "Company"), a California corporation incorporated in June 1993, is a provider of secure Internet communications software and services for businesses worldwide. The Company has developed the Tumbleweed Integrated Messaging Exchange, or Tumbleweed IME, a scalable software solution that combines the personal, proactive nature of e-mail with the ease of use of the Web. Tumbleweed IME offers the key attributes of physical delivery, e-mail and Web messaging in a comprehensive, Internet-based system. The Company's solutions enable corporations to leverage their existing investments in e-mail and Web systems in order to shift their historically paper-based communications to more convenient and cost-effective online alternatives.

    The Company maintains its headquarters in Redwood City, California. The Company incorporated a subsidiary in Japan in November 1998 and incorporated a subsidiary in the United Kingdom in February 1999.

    (a) BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries in Japan and the United Kingdom. All significant intercompany accounts and transactions have been eliminated in consolidation.

    (b) UNAUDITED PRO FORMA FINANCIAL BALANCE SHEET

    The pro forma consolidated balance sheet as of March 31, 1999 includes (i) the assumed automatic conversion of all outstanding shares of Series A, B and C convertible preferred stock upon the closing of the Company's planned initial public offering (IPO), into 11,199,816 shares of common stock, and (ii) the assumed cashless conversion of the December 1997 and May 1999 warrant issuances,
using the assumed IPO price, into approximately        shares of common stock.

    (c) CASH, CASH EQUIVALENTS AND INVESTMENTS

    The Company considers all highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents. As of December 31, 1997 and 1998, the Company had $6,257,000 and $604,000 in money market accounts, respectively. As of March 31, 1999, the Company had $4,981,000 in commercial paper and $8,746,000 in money market accounts.

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. SFAS No. 115 requires entities to classify investments in debt and equity securities with readily determined fair values as "held-to-maturity," "available-for-sale" or "trading" and establishes accounting and reporting requirements for each classification. The Company generally has classified its investment securities as available-for-sale and accounts for them at estimated fair value. Realized and unrealized gains and losses were not significant for all periods presented. The cost of securities sold is based on the specific identification method. As of December 31, 1996, 1997, and 1998 the Company did not hold any marketable securities.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (d) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

    (e) CAPITALIZED SOFTWARE

    Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, capitalized costs for the Company's software development have not been material.

    (f) CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents and accounts receivable. The Company's cash equivalents generally consist of money market funds with qualified financial institutions. To reduce credit risk with accounts receivable, the Company performs ongoing evaluations of its customers' financial conditions and maintains allowances for credit losses, when necessary.

    (g) REVENUE RECOGNITION

    License revenue and associated initial implementation revenues are recognized upon customer acceptance. Revenue from other consulting services is recognized as the services are performed.

    Transaction-based fee revenue are derived from the Company's customers and resellers principally based on payment schedules and/or information reported by the customer or reseller. Minimum royalties are recognized when fees are fixed and determinable. Minimum royalties with extended payment terms are recognized as they become due and payable.

    Technology revenue relates to the sale of certain intellectual property. The Company recognizes technology revenue as the payments are deemed collectible.

    The Company provides post-contract support and training to customers. Revenue from these arrangements is recognized either ratably over the period the support is provided or, when appropriate, as the services are performed.

    In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position (SOP) 97-2, SOFTWARE REVENUE RECOGNITION. Effective January 1, 1998, the Company adopted SOP 97-2. SOP 97-2 generally requires revenue recognized from software arrangements to be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, consulting, training, installation, or post-contract customer support. Fair values are based upon vendor specific objective evidence (VSOE). If evidence of fair value for each element of the arrangement does not exist, all

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) revenue from the arrangement is deferred until such time that evidence of fair value does exist, or until all elements of the arrangement are delivered. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 97-2.

    In February 1998, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued SOP 98-4, DEFERRAL OF THE EFFECTIVE DATE OF SOP 97-2. The SOP deferred the effective date for applying the provisions regarding vendor-specific objective evidence (VSOE) of fair value. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 98-4.

    In December 1998, AcSEC issued SOP 98-9, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN ARRANGEMENTS, which requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. The Company does not expect a material change to its accounting for revenue as a result of the provisions of SOP 98-9.

    (h) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (i) STOCK-BASED COMPENSATION

    The Company accounts for its stock-based compensation arrangements for employees using the intrinsic-value method pursuant to Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. As such, compensation expense is recorded for fixed plan stock options on the date of grant when the fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for issuance or sales of common stock. Pursuant to SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company discloses the pro forma effects of using the fair value method of accounting for stock-based compensation arrangements.

    (j) NET LOSS PER SHARE

    Net loss per share is calculated in accordance with SFAS No. 128, EARNINGS PER SHARE. Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) their effect is dilutive. Potential common shares comprise outstanding shares of common stock subject to repurchase by the Company and incremental common and preferred shares issuable upon the exercise of stock options and warrants and upon the conversion of Series A, Series B, and Series C Convertible Preferred Stock. The following potential common shares have been excluded from the determination of diluted net loss per share for all periods because the effect of such shares would have been anti-dilutive (in thousands):

                                                                                                    THREE MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,           MARCH 31,
                                                                  -------------------------------  --------------------
                                                                    1996       1997       1998       1998       1999
                                                                  ---------  ---------  ---------  ---------  ---------
Shares issuable under stock options.............................      1,136      1,471      2,391      1,854      2,644
Shares of restricted stock subject to repurchase................        873        535        197        452        114
Shares issuable pursuant to warrants or rights to purchase
  convertible preferred stock...................................         --         40         61         61        120
Shares of convertible preferred stock on an "as-if-converted"
  basis.........................................................      2,658      6,724      6,724      6,724     11,200
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                      4,667      8,770      9,373      9,091     14,078
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

    As of March 31, 1999, the weighted average exercise prices of stock options and warrants or rights to purchase convertible preferred stock outstanding were $0.52 and $3.23, respectively.

    (k) OTHER COMPREHENSIVE INCOME (LOSS)

    Other comprehensive income (loss) consists entirely of cumulative translation adjustments resulting from the Company's application of its foreign currency translation policy. The tax effects of translation adjustments were not significant.

    (l) UNAUDITED INTERIM FINANCIAL INFORMATION

    The consolidated financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited, but includes all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for the fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire year.

    (m) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Company's cash, cash equivalents, marketable securities, accounts receivable, accounts payable and equipment line approximate their carrying values due to the short maturity or variable-rate structure of those instruments.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (n) USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (o) FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company's Japan subsidiary is the yen. The functional currency of the Company's United Kingdom subsidiary is the pound. Exchange gains and losses, which result from the translation of foreign currency financial statements into U.S. dollars, are included in accumulated other comprehensive income (loss) in stockholders' equity.

    (p) ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

    (q) RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The Company is required to adopt SFAS 133 in fiscal 2000. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

    In March 1998, the Accounting Standards Executive Committee issued SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. The Company does not expect SOP 98-1, which is effective beginning January 1, 1999, to materially affect its financial position or results of operations.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(2) FINANCIAL STATEMENT COMPONENTS

    A summary of property and equipment as of December 31, 1997 and 1998, follows (in thousands):

                                                                                  1997       1998
                                                                                ---------  ---------
Office furniture..............................................................  $     100  $     114
Computers and equipment.......................................................        460        737
                                                                                ---------  ---------
                                                                                      560        851
Less accumulated depreciation.................................................        178        379
                                                                                ---------  ---------
                                                                                $     382  $     472
                                                                                ---------  ---------
                                                                                ---------  ---------

    A summary of accrued liabilities as of December 31, 1997 and 1998, follows (in thousands):

                                                                                  1997       1998
                                                                                ---------  ---------
Accrued compensation..........................................................  $     144  $     235
Professional fees.............................................................         78        156
Advertising...................................................................         43         29
Other.........................................................................         72         28
                                                                                ---------  ---------
                                                                                $     337  $     448
                                                                                ---------  ---------
                                                                                ---------  ---------

    Other income (expense), net consisted of the following:

                                                                                  YEARS ENDED
                                                                                 DECEMBER 31,
                                                                        -------------------------------
                                                                          1996       1997       1998
                                                                        ---------  ---------  ---------
Interest income.......................................................  $      41  $     165  $     180
Interest expense......................................................         --         --        (41)
Miscellaneous income (expense)........................................         --         --         10
                                                                        ---------  ---------  ---------
Other income (expense), net...........................................  $      41  $     165  $     149
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

(3) RELATED PARTY TRANSACTIONS

    In February 1999, the Company issued 3,914,989 shares of Series C preferred stock at a price of $3.58 per share to Hikari Tsushin ("Hikari"), a Japanese company, resulting in gross proceeds to the Company of approximately $14.0 million.

    On March 31, 1999, the Company entered into a one-year License and Distribution Agreement with Hikari. During the three months ended March 31, 1999, the Company recognized approximately $388,000 of revenue associated with the perpetual license fee and distribution rights from Hikari, less a deferral for 90 days of maintenance of approximately $30,000.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(4) DEBT

    In 1997, the Company obtained a $400,000 line of credit collateralized by all of the Company's assets. The line bears interest at the bank's prime rate plus 1.5% and expired on August 3, 1998.

    In July 1998, the Company entered into a debt agreement with a bank (the Debt Facility) which includes a $1,500,000 revolving credit facility (the Revolver), with availability based on outstanding accounts receivable, and a $750,000 equipment loan facility (the Equipment Line). The Debt Facility expires on July 22, 1999. Borrowings under the Revolver and Equipment Line carry interest at prime rate plus 0.5% and 0.75%, respectively, with interest payable monthly and an unamortized discount of $43,000. Borrowings under the Revolver are due in July 1999. Borrowings under the Equipment Line are due in 36 equal monthly installments beginning January 1999, and are secured by certain assets of the Company. The weighted-average interest rate for the Equipment Line was 8.5% for fiscal 1998.

    During November 1998, the Company amended the Debt Facility. As part of the amendment, the Company obtained a $1,500,000 line of credit (Bridge Loan Facility) with availability based on several factors, including the proposed amount of the next equity financing; the Company is prohibited from making additional borrowings against the Revolver until the maturity date of the Bridge Loan Facility; and the Equipment Line is limited to making additional borrowings up to $125,000. Borrowings under the Bridge Loan Facility are due the earlier of
(i) the closing of the Company's Series C preferred stock financing; (ii) 90 days from the initial loan; or (iii) April 30, 1999. In connection with the Bridge Loan Facility, the Company issued a warrant to purchase preferred stock with a fair value of $55,000, which is being amortized over the term of the Bridge Loan Facility (see Note 6). Borrowings under the Bridge Loan Facility carry interest at prime rate plus 1% (8.5% at December 31, 1998) and are payable monthly. Upon the closing of the February 1999 Series C preferred stock financing, the Company repaid all outstanding borrowings against the Bridge Loan Facility.

    As of March 31, 1999, minimum debt payments under all agreements were as follows (in thousands):

YEARS ENDED
DECEMBER 31,
------------------------------------------------------------------
1999..............................................................  $     160
2000..............................................................        213
2001..............................................................        213
2002..............................................................         29
                                                                    ---------
                                                                          615
Less current installments of equipment line.......................       (210)
                                                                    ---------
                                                                    $     405
                                                                    ---------
                                                                    ---------

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(5) INCOME TAXES

    The differences between the amount of income tax benefit recorded and the amount of income tax benefit calculated using the U.S. federal statutory rate of 34% for the years ended December 31, 1997 and 1998, are as follows (in thousands):

                                                                             1997       1998
                                                                           ---------  ---------
Statutory federal income tax benefit.....................................  $  (1,511) $  (2,047)
Net operating loss not benefited.........................................      1,503      2,035
Other....................................................................          8         12
                                                                           ---------  ---------
                                                                           $      --  $      --
                                                                           ---------  ---------
                                                                           ---------  ---------

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1997 and 1998, are presented below (in thousands):

                                                                               1997       1998
                                                                             ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards.........................................  $   1,921  $   4,052
  Tax credit carryforwards.................................................         56        249
  Reserves and accruals not currently deductible...........................        227        196
  Other....................................................................          2          9
                                                                             ---------  ---------
                                                                                 2,206      4,506
Less valuation allowance...................................................      2,206      4,506
                                                                             ---------  ---------
    Net deferred tax assets................................................  $      --  $      --
                                                                             ---------  ---------
                                                                             ---------  ---------

    The Company believes that sufficient uncertainty exists with respect to future realization of these deferred tax assets; therefore, it has established a valuation allowance against all net deferred tax assets.

    The net change in the valuation allowance for the year ended December 31, 1998, was an increase of approximately $2,300,000.

    As of December 31, 1997 and 1998, the Company has federal and California net operating loss carryforwards of approximately $5,700,000 and $11,000,000, respectively. The net operating loss carryforwards expire in the years 2011 through 2018 for federal income tax purposes and the years 2001 through 2003 for California income tax purposes.

    As of December 31, 1998, the Company has federal and California research and development tax credit carryforwards of approximately $144,000 and $105,000, respectively. The research and development tax credit carryforwards for federal income tax purposes expire in the years 2012 through 2018. The research and development tax credit carryforwards for California income tax purposes can be carried forward indefinitely.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(5) INCOME TAXES (CONTINUED)

    The Internal Revenue Code of 1986 and the California Conformity Act of 1987 substantially restrict the ability of a corporation to utilize existing net operating losses and credits in the event of an "ownership change." Several of the Company's issuances of preferred stock have resulted in multiple ownership changes since inception of the Company. Of the approximately $11.0 million of federal net operating loss carryforward as of December 31, 1998, approximately $3.5 million will be subject to an annual limitation in the aggregate of $400,000. Any unused annual limitation can be carried over and added to the succeeding year's annual limitation within the allowable carryforward period. Future changes in ownership may result in additional limitations.

(6) STOCKHOLDERS' EQUITY

    (a) CONVERTIBLE PREFERRED STOCK

    The rights, preferences, and privileges of the Series A, B, and C preferred stock are as follows:

    - The conversion rate in effect at any time for each series of convertible preferred stock shall be the quotient obtained by dividing the original issuance price for such series of series preferred stock by the "Series Preferred Conversion Price." The Series Preferred Conversion Price shall initially be the original issue price for such series adjusted for stock splits and combinations, common stock dividends and distributions, and similar transactions. As of March 31, 1999, the conversion rates allow each share of Series A, B and C preferred stock to be converted into one share of common stock.

    - Each share of Series Preferred shall automatically be converted into shares of common stock, based on the then-effective Series Preferred conversion price (a) at any time upon the affirmative vote of the holders of more than 50% of the outstanding shares of preferred stock, or (b) immediately upon the closing of a public offering in which the per share price is two times the original issuance price of the Series C preferred stock and the gross cash proceeds to the Company are at least $10,000,000.

    - Each shareholder of Series A, B, and C preferred stock is entitled to receive, when and as declared by the Company's Board of Directors, noncumulative dividends of approximately $0.11, $0.16, and $0.29 per share, respectively, payable in preference and priority to any payment of dividends on common stock. No dividends have been declared or paid on the preferred stock.

    - In the event of liquidation, the stockholders of Series A, B, and C preferred stock are entitled to a liquidation preference equal to $1.38, $1.99, and $3.58 per share, respectively, plus all declared but unpaid dividends. All remaining assets shall be distributed on a pro rata basis among the holders of the preferred and common stock on an "as-if-converted" basis.

    (b) STOCK REPURCHASE AGREEMENT

    On August 16, 1996, stock repurchase agreements were signed with the Company's Chief Technical Officer and Chief Executive Officer (the Officers). Under these agreements, the Company may purchase a portion of the shares of common stock held by the Officers (2,000,000 shares as of

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
December 31, 1998) if the Officers terminate their employment with the Company prior to August 16, 1999. The purchase price would be $0.005 per share, and the total number of shares available for repurchase by the Company is reduced ratably over the three-year term of the agreements. The amount of shares subject to repurchase by the Company as of December 31, 1998 and March 31, 1999, were approximately 197,000 and 114,000, respectively.

    (c) STOCK OPTION PLAN

    On September 30, 1993, the Company adopted the 1993 Stock Option Plan (the
Plan). During 1998, the Board of Directors approved an amendment to the Plan to increase the number of shares authorized for issuance thereunder by 1,000,000 shares to a total of 3,118,500 authorized shares.

    Under the Plan, the exercise price for incentive options is at least 100% of the fair market value on the date of grant. The exercise price for nonqualified stock options is at least 85% of the fair market value on the date of grant. Options generally expire in 10 years. Vesting periods are determined by the Board of Directors and generally provide for 25% of the options to vest on the first anniversary date of the grant with the remaining options vesting monthly over the following 36 months.

    A summary of stock option activity follows:

                                                                                     WEIGHTED-
                                                            OPTIONS                   AVERAGE
                                                           AVAILABLE     OPTIONS     EXERCISE
                                                           FOR GRANT   OUTSTANDING     PRICE
                                                          -----------  -----------  -----------
Balances, December 31, 1996.............................      982,500   1,136,000    $    0.48
Granted.................................................     (531,500)    531,500         0.50
Canceled................................................      196,375    (196,375)        0.50
                                                          -----------  -----------
Balances, December 31, 1997.............................      647,375   1,471,125         0.48
Authorized..............................................    1,000,000          --           --
Granted.................................................   (1,320,250)  1,320,250         0.50
Exercised...............................................           --    (174,535)        0.50
Canceled................................................      225,629    (225,629)        0.50
                                                          -----------  -----------
Balances, December 31, 1998.............................      552,754   2,391,211         0.49
Granted (unaudited).....................................     (441,500)    441,500         0.67
Exercised (unaudited)...................................           --     (46,706)        0.50
Canceled (unaudited)....................................      141,480    (141,480)        0.50
                                                          -----------  -----------
Balances, March 31, 1999 (unaudited)....................      252,734   2,644,525         0.52
                                                          -----------  -----------
                                                          -----------  -----------
Options vested as of March 31, 1999 (unaudited).........                  973,566
                                                                       -----------
                                                                       -----------
Weighted-average fair value of options granted during
  the year:
    1997................................................                             $    0.13
    1998................................................                             $    0.11

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about stock options outstanding as of March 31, 1999:

                                                                           AVERAGE
                                                                          REMAINING
                                                            NUMBER       CONTRACTUAL      NUMBER
EXERCISE PRICES                                           OUTSTANDING   LIFE (YEARS)    EXERCISABLE
--------------------------------------------------------  -----------  ---------------  -----------
$0.25...................................................     100,000            4.5        100,000
 0.50...................................................   2,295,525            8.4        873,566
 0.80...................................................     249,000            9.9             --
                                                          -----------                   -----------
                                                           2,644,525                       973,566
                                                          -----------                   -----------
                                                          -----------                   -----------

    (d) STOCK-BASED COMPENSATION

    The Company uses the intrinsic value method prescribed by APB No. 25 in accounting for its stock-based compensation arrangements for employees. Accordingly, no compensation cost has been recognized for its fixed stock options in the accompanying consolidated financial statements because the fair value of the underlying common stock equals or exceeds the exercise price of the stock options at the date of grant, except with respect to certain options that were granted in the three months ended March 31, 1999. The Company has recorded deferred stock compensation expense of $2.3 million for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options granted in the three months ended March 31, 1999. This amount is being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of deferred compensation of approximately $68,000 was recognized in the three months ended March 31, 1999. Had compensation cost for the Company's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, the Company's net losses for the years ended December 31, 1996, 1997, and 1998, would have been as follows (in thousands, except per share amounts):

                                                                                      1996       1997       1998
                                                                                    ---------  ---------  ---------
Net loss--as reported.............................................................  $  (1,156) $  (4,445) $  (5,917)
Additional stock-based compensation under SFAS No. 123............................        (24)       (33)       (45)
                                                                                    ---------  ---------  ---------
Net loss--pro forma...............................................................  $  (1,180) $  (4,478) $  (5,962)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Basic and diluted net loss per share--as reported.................................  $   (0.32) $   (1.33) $   (1.56)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Basic and diluted net loss per share--pro forma...................................  $   (0.33) $   (1.34) $   (1.57)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    The fair value of options granted during the years ended December 31, 1997 and 1998, is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rates of 4.75% to 7.5%, respectively; and an expected life of four years.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(6) STOCKHOLDERS' EQUITY (CONTINUED)
    (e) WARRANTS

    In connection with the Company's sale of certain technology rights to a third party in December 1997, the Company licensed the rights back from the third party in exchange for a warrant to purchase 40,000 shares of the Company's Series B convertible preferred stock at an exercise price of $2.50 per share. The warrant is exercisable upon issuance and expires upon on the earlier of the closing of an initial public offering of the Company's common stock or five years from the issue date. Using the Black-Scholes option pricing model the Company has calculated the value of the warrant based on the following assumptions: no dividends; contractual term of 5 years; risk-free interest rate of 5.75%; expected volatility of 55%. The resultant expense of $28,000 is included in research and development expenses in 1997.

    In connection with the November 1998 Bridge Loan Facility (see Note 4), the Company issued a warrant to acquire 20,973 shares of Series C preferred stock at an exercise price of $3.58. Using the Black-Scholes model, the warrant is valued at $2.65 per share, for a total of $55,000, based on the following assumptions: no dividends; contractual term of 10 years; risk-free interest rate of 4.86%; expected volatility of 60%. The value of the warrant is being amortized over the term of the Bridge Loan Facility. The warrant expires upon the earlier of (i) November 2008; (ii) five years from the closing of an initial public offering; or (iii) the closing of an acquisition of the Company in which the Company's stock is sold for at least three times the initial exercise price.

    In connection with the February 1999 Series C financing, the Company's financial advisor earned the right to receive a warrant to acquire 58,725 shares of Series C convertible preferred stock at an exercise price of $3.58. Using the Black-Scholes model, the warrant is valued at $1.99 per share, for a total of $117,000, based on the following assumptions: no dividends; contractual term of 5 years; risk-free interest rate of 4.75%; expected volatility of 60%. The value of the warrant is included as an issuance cost of the Series C financing. The warrant will be exercisable for a period of 5 years from the date of issuance. The warrant will terminate upon an initial public offering by the Company or sale or acquisition of the Company.

(7) EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) plan that allows eligible employees to contribute a percentage of their compensation, limited to $10,000 in 1998. The Company may make discretionary matching contributions of up to 6% of employee contributions. Company matching contributions and earnings thereon vest immediately. No Company contributions have been made to date.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(8) COMMITMENTS

    (a) LEASE COMMITMENTS

    Future minimum lease payments under all noncancelable operating leases as of December 31, 1998, are as follows (in thousands):

                                                                                      OPERATING
YEAR ENDING DECEMBER 31,                                                               LEASES
-----------------------------------------------------------------------------------  -----------
1999...............................................................................   $     178
2000...............................................................................          53
2001...............................................................................           9
2002...............................................................................           3
2003...............................................................................          --
                                                                                          -----
Total minimum lease payments.......................................................   $     243
                                                                                          -----
                                                                                          -----

    Total rent expense under operating leases for the years ended December 31, 1996, 1997 and 1998, was $56,000, $139,000 and $278,000, respectively.

    (b) ROYALTY AGREEMENTS

    During 1996, the Company entered into royalty agreements with various companies whereby the Company was granted a right to sublicense certain software technology. Under the terms of the agreements, the Company pays royalties based on the number of software licenses sold or a percentage of revenue. Royalty expense under these agreements in 1996, 1997 and 1998 was approximately $9,000, $39,000 and $128,000, respectively, and was recorded as cost of revenue. Royalty expense under these agreements in the three month periods ended March 31, 1998 and 1999 was approximately $41,000 and $23,000, respectively, and was recorded as cost of revenue.

(9) SEGMENT INFORMATION

    The Company has adopted the provisions of SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

    The Company's chief operating decision-maker is considered to be the Company's Chief Executive Officer ("CEO"). The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statement of operations. Therefore, the Company operates in a single operating segment.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(9) SEGMENT INFORMATION (CONTINUED)
    Revenue information regarding operations in the different geographic regions is as follows (in thousands):

                                                              NORTH
                                                             AMERICA      EUROPE       ASIA       TOTAL
                                                           -----------  -----------  ---------  ---------
1996.....................................................   $     592    $       5   $      --  $     597
1997.....................................................         539           11         179        729
1998.....................................................         766          574         675      2,015

    Revenues to significant customers (representing approximately 10% or more of total revenue for the respective periods) are summarized as follows:

                                                                                                          THREE MONTHS
                                                                          YEARS ENDED                        ENDED
                                                                         DECEMBER 31,                      MARCH 31,
                                                             -------------------------------------       -------------
                                                                1996         1997         1998         1998         1999
                                                                -----        -----        -----        -----        -----
SALES:
  Customer A...............................................          --%          38%          33%           6%           4%
  Customer B...............................................          22           26           --           --           --
  Customer C...............................................          --           12           --           --           --
  Customer D...............................................          --           --           28           --           16
  Customer E...............................................          --           --           30           87            5
  Customer F...............................................          26           --           --           --           --
  Customer G...............................................          20           --           --           --           --
  Customer H...............................................          12            2            2            2            2
  Customer I...............................................          --           --           --           --           56


                                                                         DECEMBER 31,                      MARCH 31,
                                                             -------------------------------------       -------------
                                                                1996         1997         1998         1998         1999
                                                                -----        -----        -----        -----        -----

ACCOUNTS RECEIVABLE:
  Customer A...............................................          --%          43%          --%          56%           6%
  Customer B...............................................          85           --           --           --           --
  Customer C...............................................          --           19           --           --           --
  Customer D...............................................          --           --           82           10           10
  Customer E...............................................          --           36           16           31            2
  Customer F...............................................          --           --           --           --           --
  Customer G...............................................          --           --           --           --           --
  Customer H...............................................          --           --           --           --           --
  Customer I...............................................          --           --           --           --           71

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(9) SEGMENT INFORMATION (CONTINUED)
    Revenue aggregating 0%, 0%, 30%, 87% and 61% of total revenue for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, respectively, was generated from two customers who are also stockholders of the Company, and whose ownership percentages were 6.7% and 23.5%, respectively.

(10) SUBSEQUENT EVENTS

    REINCORPORATION

    On May 27, 1999, the Board of Directors approved the Company's reincorporation in the state of Delaware. Following stockholder approval, the Certificate of Incorporation of the Delaware successor corporation will authorize 100 million shares of common stock, $0.001 par value per share, and 10 million shares of preferred stock, $0.001 par value per share. The accompanying consolidated financial statements have been retroactively restated to give effect to the reincorporation.

    SERIES C FINANCING

    In May 1999, the Company issued 1,131,618 shares of Series C convertible preferred stock at $3.58 per share for aggregate gross proceeds of $4,047,000.

    In connection with the May 1999 Series C financing, the Company issued a warrant to acquire 16,778 shares of Series C convertible preferred stock at an exercise price of $3.58. The warrant will be exercisable for a period of 5 years from the date of issuance and will terminate upon an initial public offering or sale or acquisition of the Company. Using the Black-Scholes model, the warrant is valued at $8.51 per share, for a total of $143,000, based on the following assumptions: no dividends; contractual term of 5 years; risk-free interest rate of 4.79%; expected volatility of 60%. The value of the warrant and will be included as an issuance cost of the Series C financing.

    AMENDMENT OF 1993 STOCK OPTION PLAN

    On May 24, 1999, the Board of Directors approved a 500,000 share increase in the number of shares authorized under the 1993 Stock Option Plan to 3,618,500.

    INITIAL PUBLIC OFFERING

    On May 27, 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). If the offering is consummated under the terms presently anticipated, all currently outstanding shares of preferred stock will automatically convert into shares of common stock upon the closing of the proposed IPO. The conversion of the convertible preferred stock has been reflected in the unaudited pro forma consolidated balance sheet as of March 31, 1999.

                        TUMBLEWEED SOFTWARE CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1998

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

(10) SUBSEQUENT EVENTS (CONTINUED)
    1999 OMNIBUS STOCK INCENTIVE PLAN

    The 1999 Omnibus Stock Incentive Plan (the Incentive Plan) was adopted by the Company's Board of Directors on May 27, 1999 (and to be approved by stockholders thereafter), for the benefit of the officers, directors, key employees, advisors and consultants. An aggregate of 4,381,500 shares of common stock is reserved for issuance under the Incentive Plan, which provides for the issuance of stock-based incentive awards, including stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, deferred stock, and performance shares.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    The 1999 Employee Stock Purchase Plan (the Purchase Plan) was adopted by the Company's Board of Directors on May 27, 1999 (and to be approved by stockholders thereafter) which allows eligible employees to purchase common stock at a discount from fair market value. A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan for each fiscal year occurring during the term of the Purchase Plan (the Purchase Plan will terminate in 2009).

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

    The Registrant transacts business in various foreign currencies. Accordingly, the Registrant is subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to revenues and operating expenses in the U.K. and Japan denominated in the respective local currency. However, as of December 31, 1998, the Registrant had no hedging contracts outstanding.

    The Registrant currently does not use financial instruments to hedge operating expenses in the U.K. or Japan denominated in the respective local currency. The Registrant assesses the need to utilize financial instruments to hedge currency exposures on an ongoing basis.

    The Registrant does not use derivative financial instruments for speculative trading purposes, nor does the Registrant hedge its foreign currency exposure in a manner that entirely offsets the effects of changes in foreign exchange rates. The Registrant regularly reviews its hedging program and may as part of this review determine at any time to change its hedging program.

FIXED INCOME INVESTMENTS

    The Registrant's exposure to market risks for changes in interest rates relates primarily to investments in money market. The Registrant places its investments with high credit quality issuers and, by policy, limits the amount of the credit exposure to any one issuer.

    The Registrant's general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents; investments with maturities between three and twelve months are considered to be short-term investments; investments with maturities in excess of twelve months are considered to be long-term investments. For the fiscal year ended December 31, 1998 the weighted average interest rate on the investment portfolio was approximately 5.05%.

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Tumbleweed. All amounts are estimates, other than the registration fee, the NASD fee, and the Nasdaq National Market listing fee.

SEC Registration fee...............................................  $  18,070
NASD Filing fee....................................................      7,000
Nasdaq National Market listing fee.................................          *
Accounting fees and expenses.......................................          *
Legal fees and expenses............................................          *
Director and officer insurance expenses............................          *
Printing and engraving expenses....................................          *
Transfer agent fees and expenses...................................          *
Blue sky fees and expenses.........................................          *
Miscellaneous fees and expenses....................................          *
                                                                     ---------
  Total............................................................  $       *
                                                                     ---------
                                                                     ---------

------------------------

*   To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Tumbleweed) by reason of the fact that the person is or was a director, officer, agent or employee of Tumbleweed or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' ties, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if the person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Tumbleweed, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Tumbleweed as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to Tumbleweed, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

    Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to Tumbleweed or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under the section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

    - for any transaction from which the director derived an improper personal benefit.

    These provisions are permitted under Delaware law.

    Our Amended and Restated Bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

    - we must indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law.

    The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of this status.

    We intend to enter into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

    (a) On August 28, 1996, September 30, 1996 and October 29, 1997, Registrant issued and sold an aggregate of 2,657,971 shares of Series A preferred stock to 18 investors for $1.38 per share, or an aggregate of $3,667,999.98. Upon the closing of this offering, each share of Series A preferred stock will automatically convert into one share of common stock. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

    (b) On August 21, 1997 and September 4, 1997, Registrant issued and sold an aggregate of 4,065,960 shares of Series B preferred stock to 13 investors for $1.98 per share, or an aggregate of $8,074,996.56. Upon the closing of this offering, each share of Series B preferred stock will automatically convert into one share of common stock. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder on the basis that the transactions did not involve a public offering.

    (c) On December 19, 1997, Registrant issued a warrant to Dynalab Technology to purchase 40,000 shares of Series B preferred stock for $2.50 per share. Upon the closing of this offering this warrant will be automatically terminated unless otherwise exercised. The issuance of this warrant was exempt from registration under the Securities Act pursuant to
       Section 4(2) thereof on the basis that the transaction did not involve a public offering.

    (d) On November 30, 1998, Registrant issued a warrant to Silicon Valley Bank to purchase 20,973 shares of Series C preferred stock for $3.576 per share. The issuance of this warrant was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

    (e) On February 11, 1999, Registrant issued 15,000 shares of Series B preferred stock to a consultant of Registrant for services rendered valued at $29,790. Upon the closing of this offering, these shares of Series B preferred stock will automatically convert into 15,000 shares of common stock. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

    (f) On February 26, 1999 and May 13, 1999, Registrant issued and sold an aggregate of 5,592,503 shares of Series C preferred stock to a total of 14 investors for $3.576 per share, or an aggregate of $19,975,546.73. Upon the closing of this offering, each share of Series C preferred stock will automatically convert into one share of common stock. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder on the basis that the transactions did not involve a public offering.

    (g) On March 24, 1999, Registrant issued 6,500 shares of Series C preferred stock to a consultant of Registrant for services rendered valued at $23,244. Upon the closing of this offering, these shares of Series C preferred stock will automatically convert into 6,500 shares of common stock. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

    (h) On May 13, 1999, Registrant issued a warrant to Hambrecht & Quist LLC to purchase 75,503 shares of Series C preferred stock for $3.576 per share. Upon the closing of this offering this warrant will be automatically terminated unless otherwise exercised. The issuance of this warrant was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

    (i) As of May 28, 1999, an aggregate of 619,053 shares of common stock had been issued upon exercise of options under the Registrant's 1993 stock option plan at a weighted average exercise price of $0.46 per share, or an aggregate of $284,526.50. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof or Rule 710 promulgated thereunder.

    None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, except that Hambrecht & Quist LLC acted as placement agent in connection with the transaction described in paragraph (f) above. See "Underwriting." The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate legends were affixed to the share certificates and instruments issued in those transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A.  EXHIBITS

EXHIBIT DESCRIPTION
------ --------------------------------------------------------------------------
  1.1* Form of Underwriting Agreement

  3.1* Amended and Restated Articles of Incorporation of the Registrant

  3.2* Amended and Restated Certificate of Incorporation of the Registrant

  3.3  Bylaws of the Registrant

  3.4* Amended and Restated Bylaws of the Registrant

  4.1* Specimen common stock certificate

  4.2  Investors' Rights Agreement, dated as of February 26, 1999, among the
       Registrant, the Founders, and the holders of the Registrant's preferred stock

  4.3  Warrant to Purchase Stock, dated November 30, 1998, issued to Silicon
       Valley Bank

  5.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

 10.1 Form of Indemnification Agreement between the Registrant and each of its directors and officers

 10.2  1993 Stock Option Plan, as amended, and form of agreements thereunder

 10.3 Form of 1999 Omnibus Stock Incentive Plan and form of stock option thereunder

 10.4  Form of 1999 Employee Stock Purchase Plan

EXHIBIT DESCRIPTION
------ --------------------------------------------------------------------------
 10.5+ Software License, Development and Services Agreement, dated December 19,
       1997, between the Registrant and United Parcel Service General Services,
       Co.

 10.6+ Posta License and Distribution Agreement, dated as of March 31, 1999, between Tumbleweed Software, K.K. and K.K. Hikari Tsushin.

 10.7+ OEM Object Code License Agreement, dated as of March 30, 1998, between the
       Registrant and RSA Data Security, Inc.

 21    Subsidiaries of the Registrant

 23.1  Consent of KPMG LLP

 23.2* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit
       5.1)

 24.1  Power of Attorney (included on signature page)

 27.1  Financial Data Schedule

------------------------

*   To be filed by amendment.

+ We have sought confidential treatment from the Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Commission.

B.  FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or related Notes.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing certificates in the denominations and registered in the names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the maser has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF REDWOOD CITY, STATE OF CALIFORNIA, ON MAY 28, 1999.

                                TUMBLEWEED SOFTWARE CORPORATION

                                By:             /s/ JEFFREY C. SMITH
                                     ------------------------------------------
                                                  Jeffrey C. Smith
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Each person whose signature appears below hereby constitutes and appoints Jeffrey C. Smith and Joseph C. Consul, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman of the Board,
     /s/ JEFFREY C. SMITH         President and Chief
------------------------------    Executive Officer                May 28, 1999
       Jeffrey C. Smith           (Principal Executive
                                  Officer)

                                Vice President--Finance
                                  and Chief Financial
     /s/ JOSEPH C. CONSUL         Officer (Principal
------------------------------    Financial Officer and            May 28, 1999
       Joseph C. Consul           Principal Accounting
                                  Officer)

    /s/ DAVID F. MARQUARDT
------------------------------  Director                           May 28, 1999
      David F. Marquardt

    /s/ TIMOTHY C. DRAPER
------------------------------  Director                           May 28, 1999
      Timothy C. Draper

------------------------------  Director                           May 28, 1999
     Standish H. O'Grady

    /s/ ERIC J. HAUTEMONT
------------------------------  Director                           May 28, 1999
      Eric J. Hautemont

                                 EXHIBIT INDEX

EXHIBIT DESCRIPTION
------ --------------------------------------------------------------------------
  1.1* Form of Underwriting Agreement

  3.1* Amended and Restated Articles of Incorporation of the Registrant

  3.2* Amended and Restated Certificate of Incorporation of the Registrant

  3.3  Bylaws of the Registrant

  3.4* Amended and Restated Bylaws of the Registrant

  4.1* Specimen common stock certificate

  4.2  Investors' Rights Agreement, dated as of February 26, 1999, among the
       Registrant, the Founders, and the holders of the Registrant's preferred stock

  4.3  Warrant to Purchase Stock, dated November 30, 1998, issued to Silicon
       Valley Bank

  5.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

 10.1 Form of Indemnification Agreement between the Registrant and each of its directors and officers

 10.2  1993 Stock Option Plan, as amended, and form of stock option thereunder

 10.3 Form of 1999 Omnibus Stock Incentive Plan and form of stock option thereunder

 10.4  Form of 1999 Employee Stock Purchase Plan

 10.5+ Software License, Development and Services Agreement, dated December 19,
       1997, between the Registrant and United Parcel Service General Services,
       Co.

 10.6+ Posta License and Distribution Agreement, dated as of March 31, 1999, between Tumbleweed Software, K.K. and K.K. Hikari Tsushin.

 10.7+ OEM Object Code License Agreement, dated as of March 30, 1998, between the
       Registrant and RSA Data Security, Inc.

 21    Subsidiaries of the Registrant

 23.1  Consent of KPMG LLP

 23.2* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit
       5.1)

 24.1  Power of Attorney (included on signature page)

 27.1  Financial Data Schedule

------------------------

*   To be filed by amendment.

+ We have sought confidential treatment from the Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Commission.